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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
CARLISLE COMPANIES INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CARLISLE COMPANIES INCORPORATED

13925 Ballantyne Corporate Place, Suite 400
Charlotte, North Carolina 28277
(704) 501-1100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        The 2008 Annual Meeting of Shareholders of Carlisle Companies Incorporated (the "Company") will be held at the offices of the Company, 13925 Ballantyne Corporate Place, Suite 400, Charlotte, North Carolina on Monday, April 21, 2008, at 12:00 Noon for the following purposes:

  1.
  To elect four (4) directors.

  2.
  To transact any other business properly brought before the meeting.

        Only shareholders of record at the close of business on February 25, 2008 will be entitled to vote whether or not they have transferred their stock since that date.

        SHAREHOLDERS ARE URGED TO FILL IN, SIGN, DATE AND MAIL THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

By Order of the Board of Directors
STEVEN J. FORD Secretary

Charlotte, North Carolina
February 29, 2008

PROXY STATEMENT

GENERAL

        The enclosed Proxy is solicited by the Board of Directors.    The cost of proxy solicitation will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may devote part of their time to solicitation by facsimile, telephone or personal calls. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to beneficial owners and for reimbursement of their out-of-pocket and clerical expenses incurred in connection therewith. Proxies may be revoked at any time prior to voting. See "Voting by Proxy and Confirmation of Beneficial Ownership" beginning on page 35.

        The mailing address of the principal executive offices of the Company is Carlisle Companies Incorporated, 13925 Ballantyne Corporate Place, Suite 400, Charlotte, North Carolina 28277. The Company intends to mail to shareholders of record as of February 25, 2008 this Proxy Statement and the enclosed Proxy, together with the 2007 Annual Report, on or about March 10, 2008. Upon written request mailed to the attention of the Secretary of the Company, at the address set forth above, the Company will provide without charge a copy of its 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

        Important notice regarding the availability of proxy materials for the 2008 Annual Meeting of Shareholders of the Company to be held on April 21, 2008.    This year the Company is making proxy materials relating to the Annual Meeting available on the Internet. Please go to http://www.carlisle.com/2008proxymaterials/ to view and obtain the proxy materials on-line.

VOTING SECURITIES

        At the close of business on February 25, 2008, the Company had 61,024,996 shares of common stock ("Shares" or "Common Shares") outstanding, all of which are entitled to vote. The Company's Restated Certificate of Incorporation provides that each person who received Shares pursuant to the Agreement of Merger, dated March 7, 1986, which was approved by the shareholders of Carlisle Corporation and became effective on May 30, 1986, is entitled to five votes per Share. Persons acquiring Shares after May 30, 1986 (the effective date of the Merger) are entitled to one vote per share until the Shares have been beneficially owned (as defined in the Restated Certificate of Incorporation) for a continuous period of four years. Following continuous ownership for a period of four years, the Shares are entitled to five votes per share. The actual voting power of each holder of Shares will be based on shareholder records at the time of the Annual Meeting. See "Voting by Proxy and Confirmation of Beneficial Ownership" beginning on page 35. In addition, holders of Shares issued from the treasury, other than in connection with the exercise of stock options, before the close of business on February 25, 2008 (the record date for determining shareholders entitled to vote at the Annual Meeting) will be entitled to five votes per share unless the Company's Board of Directors (the "Board of Directors" or "Board") determines otherwise at the time of authorizing such issuance.

2007 STOCK SPLIT

        The Company effected a two-for-one split of its Shares, whereby one additional Share of the Company's stock was issued on March 19, 2007 for each Share held by the shareholders of record as of the close of business on March 7, 2007. Accordingly, the number of Shares (and the stock option exercise prices for pre-March 19, 2007 awards) presented in this Proxy Statement have been adjusted to reflect the two-for-one split of the Company's common stock that occurred on March 19, 2007.

SECURITY OWNERSHIP

A. Beneficial Owners.

        The following table provides certain information as of December 31, 2007 with respect to any person who is known to the Company to be the beneficial owner of more than five percent (5%) of the Common Shares, the Company's only class of voting securities. As defined in Securities and Exchange Commission Rule 13d-3, "beneficial ownership" means essentially that a person has or shares voting or investment decision power over shares. It does not necessarily mean that the person enjoyed any economic benefit from those shares. The information included in the table is from Schedules 13G filed with the Securities and Exchange Commission by (i) Franklin Advisory Services, LLC, (ii) JPMorgan Chase & Co., (iii) Lord, Abbett & Co. LLC, (iv) Cramer Rosenthal McGlynn, LLC and (v) Wellington Management Company, LLP.

Name and Address of Beneficial Owner	Number of Shares(1)	Percentage
Franklin Advisory Services, LLC One Parker Plaza, 9th Floor Fort Lee, New Jersey 07024	7,079,324	11.4%
JPMorgan Chase & Co. 270 Park Avenue New York, New York 10017	3,630,934	5.8%
Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, New Jersey 07302	5,928,535	9.6%
Cramer Rosenthal McGlynn, LLC 520 Madison Avenue New York, New York 10022	2,001,851	6.5%
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 20109	7,279,702	11.7%

(1)
Based on the referenced Schedule 13G filing, each listed reporting person beneficially owns the listed shares.

B. Nominees, Directors and Officers

        The following table provides information as of January 31, 2008, as reported to the Company by the persons and members of the group listed, as to the number and the percentage of Common Shares beneficially owned by: (i) each director, nominee and executive officer named in the Summary

Compensation Table on page 27; and (ii) all directors, nominees and current executive officers of the Company as a group.

Name of Director/Executive or Number of Persons in Group	Number of Shares		Percentage
Robert G. Bohn	0.00%
Donald G. Calder	80,368	(a)(c)(f)	.13%
Robin S. Callahan	31,660	(f)(h)	.05%
Paul J. Choquette, Jr.	34,416	(f)	.06%
Peter L.A. Jamieson	32,862	(f)(k)	.05%
Peter F. Krogh	29,078	(f)(i)(k)	.05%
Richmond D. McKinnish	626,545	(d)(e)(j)	1.02%
Stephen P. Munn	418,386	(b)(f)	.69%
David A. Roberts	166,699	(d)(e)(j)	.27%
Anthony W. Ruggiero	18,668	(f)(k)	.03%
Lawrence A. Sala	27,326	(f)(k)	.04%
Eriberto R. Scocimara	23,172	(f)	.04%
Magalen C. Webert	88,082	(f)(g)(k)	.14%
John W. Altmeyer	245,317	(d)(e)(j)	.40%
Barry Littrell	52,788	(d)(e)(j)	.09%
Carol P. Lowe	91,571	(d)(e)(j)	.15%
Michael D. Popielec	195,402	(d)(e)(j)	.32%
20 Directors and current executive officers as a group	2,416,955	(a)-(k)	3.87%

(a)
Includes 7,000 Shares held by Mr. Calder's wife. Mr. Calder disclaims beneficial ownership of these Shares.

(b)
Includes 10,400 Shares held by Mr. Munn's wife. Mr. Munn disclaims beneficial ownership of these Shares.

(c)
Includes 14,634 Shares held by a trust as to which Mr. Calder is a trustee. Mr. Calder disclaims beneficial ownership of these Shares.

(d)
Includes Shares allocated as of December 31, 2007 to the accounts of the following executive officers participating in the Company's Employee Incentive Savings Plan: Mr. Roberts, 32 Shares; Mr. McKinnish, 31,015 Shares; Mrs. Lowe, 1,534 Shares; Mr. Popielec, 616 Shares; Mr. Altmeyer, 9,083 Shares; and Mr. Littrell, 2,788 Shares. Each participant in the Plan has the right to direct the voting of Shares allocated to his or her account. Shares are held by the trustee of the Employee Incentive Savings Plan in a commingled trust fund with beneficial interest allocated to each participant's account.

(e)
Includes Shares which the following executive officers have the right to acquire within sixty (60) days through the exercise of stock options issued by the Company: Mr. Roberts, 66,667 Shares, Mr. McKinnish, 513,334 Shares; Mrs. Lowe, 82,000 Shares; Mr. Altmeyer, 195,334 Shares; Mr. Popielec, 179,334 Shares; and Mr. Littrell, 44,000 Shares. Shares issued from the treasury of the Company pursuant to the exercise of stock options have one vote per share until such Shares have been held for a continuous period of four (4) years.

(f)
Includes Shares which the following non-employee directors have the right to acquire within sixty (60) days through the exercise of stock options issued by the Company: Mr. Calder, 10,668 Shares; Mrs. Callahan, 12,668 Shares; Mr. Choquette, 24,668 Shares; Mr. Jamieson, 14,668 Shares; Mr. Krogh, 24,668 Shares; Mr. Munn, 63,334 Shares; Mr. Ruggiero, 12,668 Shares; Mr. Sala, 18,668 Shares; Mr. Scocimara, 14,668 Shares; and Mrs. Webert, 24,668 Shares. Shares issued from the treasury of the Company pursuant to the exercise of stock options have one vote per share until such Shares have been held for a continuous period of four (4) years.

(g)
Includes 3,000 Shares held by Mrs. Webert's husband. Mrs. Webert disclaims beneficial ownership of these Shares.

(h)
Includes 1,500 Shares held by Mrs. Callahan's husband. Mrs. Callahan disclaims beneficial ownership of these Shares.

(i)
Includes 200 Shares held by Mr. Krogh's wife. Mr. Krogh disclaims beneficial ownership of these Shares.

(j)
Includes restricted Shares as follows: Mr. Roberts, 100,000 Shares; Mr. McKinnish, 20,000 Shares; Mrs. Lowe, 6,000 Shares; Mr. Altmeyer, 6,000 Shares; Mr. Popielec, 11,000 Shares; and Mr. Littrell, 6,000 Shares. Restricted Shares have one vote per share until such Shares have been held for a continuous period of four (4) years.

(k)
The table does not include the following Share equivalent units ("Units") credited to the directors under the Company's Deferred Compensation Plan for Non-Employee Directors: Mr. Jamieson, 11,688 Units; Mr. Krogh, 6,418 Units; Mr. Ruggiero, 4,434 Units; Mr. Sala, 4,767 Units; and Mrs. Webert, 5,554 Units. The value of the Units will be paid to the director in cash upon his or her termination of service.

BOARD OF DIRECTORS

A. Election of Directors

        The Company's Restated Certificate of Incorporation provides for a classified Board of Directors under which the Board is divided into three classes of directors, each class as nearly equal in number as possible.

        Four (4) directors are to be elected at the 2008 Annual Meeting. The directors will be elected to serve for a three-year term until the 2011 Annual Meeting and until their successors are elected and qualified. Directors will be elected by a plurality of the votes cast. Only votes cast for a nominee will be counted, except that the accompanying Proxy will be voted for the four nominees in the absence of instructions to the contrary. Abstentions, broker non-votes, and instruction on the accompanying Proxy to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes than if the votes were cast for the respective nominees. For voting purposes, proxies requiring confirmation of the date of beneficial ownership received by the Board of Directors with such confirmation not completed so as to show which Shares beneficially owned by the shareholder are entitled to five votes will be voted with one vote for each Share. See "Voting by Proxy and Confirmation of Beneficial Ownership" beginning on page 35. In the event any nominee is unable to serve (an event management does not anticipate), the Proxy will be voted for a substitute nominee selected by the Board of Directors or the number of directors will be reduced.

        The Board of Directors does not impose arbitrary term limits, but a director is required to submit his or her resignation at the Annual Meeting following the date when he or she reaches age 72.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE FOLLOWING NOMINEES.

Nominees for Election

        The following table sets forth certain information relating to each nominee, as furnished to the Company by the nominee. Except as otherwise indicated, each nominee has had the same principal occupation or employment during the past five years. All of the nominees (with the exception of Robert G. Bohn) are currently serving as Directors.

        Mr. Bohn has been nominated for election to the Board of Directors commencing immediately following the 2008 annual meeting. He has not previously served on the Board of Directors. David A. Roberts recommended Mr. Bohn to the Corporate Governance and Nominating Committee as a potential nominee for election to the Board of Directors. Mr. Roberts' recommendation was based, in part, on Mr. Bohn's service as a director of Graco Inc., Mr. Roberts' former employer. The Corporate Governance and Nominating Committee reviewed Mr. Bohn's business background and experience and recommended that he be nominated by the Board of Directors for election to the Board. The Company has determined that Mr. Bohn is independent under the New York Stock Exchange standards set forth on page 13.

Name	Age	Position with Company, Principal Occupation, and Other Directorships	Period of Service as Director(1)
Robert G. Bohn	54	Chairman (since January, 2000) and President and Chief Executive Officer (since November, 1997) of Oshkosh Truck Corporation, a manufacturer of specialty vehicles and bodies for access equipment, defense, fire and emergency and commercial uses. Director of Menasha Corporation.	None.
Peter L.A. Jamieson	69
		Director of Jardine Strategic Holdings, Ltd., a holding company which makes long-term strategic investments. Past Director of Robert Fleming Holdings Limited, an investment banking firm. Member of Audit, Compensation and Pension and Benefits Committees of the Company.	January, 1996 to date.
Peter F. Krogh	71
		Dean Emeritus and Distinguished Professor, School of Foreign Service, Georgetown University. Director of Credit Suisse Mutual Funds. Chairman of Pension and Benefits Committee and Member of Compensation and Corporate Governance and Nominating Committees of the Company.	May, 1995 to date.
Anthony W. Ruggiero	66
		Past Executive Vice President and Chief Financial Officer of Olin Corporation, a chemicals manufacturer and distributor. Director of Olin Corporation. Chairman of Audit Committee and Member of Executive and Pension and Benefits Committees of the Company. Mr. Ruggiero has completed a director education course accredited by Institutional Shareholder Services.	August, 2001 to date.

(1)
Information reported includes service as a Director of Carlisle Corporation, the Company's predecessor.

Directors With Unexpired Terms

        The following table sets forth certain information relating to each director whose term has not expired, as furnished to the Company by the director. Except as otherwise indicated, each director has had the same principal occupation or employment during the past five years.

Name	Age	Position with Company, Principal Occupation, and Other Directorships	Period of Service as Director(1) Expiration of Current Term
Robin S. Callahan	61	Past General Manager, Distribution and Marketing of International Business Machines Corporation, a computer manufacturer and provider of information technology services. Member of Audit, Executive and Compensation Committees of the Company.	May, 1998 to date. Term expires 2010.
Donald G. Calder	70
		President of G.L. Ohrstrom & Co., Inc., a private investment firm. Director of Central Securities Corporation, Roper Industries, Inc. and Brown-Forman Corporation. Member of Audit, Corporate Governance and Nominating and Executive Committees of the Company.	December, 1984 to date. Term expires 2010.
Paul J. Choquette, Jr.	69
		Chairman and Chief Executive Officer of Gilbane, Inc. the holding company for Gilbane Properties, Inc. and Gilbane Building Company, real estate development and construction management companies. Chairman of Corporate Governance and Nominating Committee and Member of Executive Committee of the Company.	April, 1991 to date. Term expires 2009.
Stephen P. Munn	65
		Lead Director (since June, 2007) of the Company. Former Chairman of the Board (from January, 1994 to June, 2007) and Chief Executive Officer (from September, 1988 to February, 2001) of the Company. Member of the Executive Committee of the Company.	September, 1988 to date. Term Expires 2009.

David A. Roberts	60
		Chairman, President and Chief Executive Officer (since June, 2007) and Chairman of the Executive Committee of the Company (since September, 2007). Former Chairman (from April, 2006 to June, 2007) and President and Chief Executive Officer (from June, 2001 to June, 2007) of Graco Inc., manufacturer of fluid handling systems and components used in vehicle lubrication, commercial and industrial settings. Director of Franklin Electric Co. and Arctic Cat Inc.	June, 2007 to date. Term Expires 2010.
Lawrence A. Sala	45
		Chairman, President and Chief Executive Officer of Anaren, Inc., manufacturer of microwave electronic components and subsystems for satellite and defense electronics, and telecommunications. Director of Anaren, Inc. Member of Audit, Corporate Governance and Nominating and Pension and Benefits Committees of the Company.	September, 2002 to date. Term Expires 2009.
Eriberto R. Scocimara	72
		President, Chief Executive Officer and Director of Hungarian-American Enterprise Fund. Director of Quaker Fabrics Corporation, American Reprographics Company and Euronet Worldwide, Inc. Chairman of Compensation Committee and Member of Executive Committee of the Company.	July, 1970 to date. Term expires 2010.
Magalen C. Webert	56	Private investor. Member of Pension and Benefits, Audit (through February, 2006) and Corporate Governance and Nominating (from February, 2006) Committees of the Company.	May, 1999 to date. Term expires 2009.

(1)
Information reported includes service as a Director of Carlisle Corporation, the Company's predecessor.

        Mr. Scocimara will retire from the Board of Directors at the 2008 Annual Meeting. The Company appreciates Mr. Scocimara's more than 35 years of service as a member of the Board of Directors of the Company and its predecessor.

B. Meetings of the Board and Certain Committees

        During 2007, the Board of Directors of the Company held eight (8) meetings and had five (5) standing Committees: (i) Executive, (ii) Audit, (iii) Compensation, (iv) Pension and Benefits and (v) Corporate Governance and Nominating.

        The Executive Committee has the authority to exercise all powers of the Board of Directors between regularly scheduled Board meetings. During 2007, the Executive Committee held three (3) meetings.

        The Audit Committee has the sole authority to appoint and terminate the engagement of the Company's independent registered public accounting firm. The functions of the Audit Committee also include reviewing the arrangements for and the results of the auditors' examination of the Company's books and records, internal accounting control procedures, the activities and recommendations of the Company's internal auditors, and the Company's accounting policies, control systems and compliance activities. During 2007, the Audit Committee held ten (10) meetings.

        The Compensation Committee administers the Company's incentive programs and decides upon annual salary adjustments and discretionary bonuses for various employees of the Company, including the executive officers. During 2007, the Compensation Committee held three (3) meetings.

        The Pension and Benefits Committee monitors the performance of the Company's pension and benefits programs. During 2007, the Pension and Benefits Committee met two (2) times.

        The functions of the Corporate Governance and Nominating Committee include developing and maintaining a set of corporate governance guidelines, leading the search for individuals qualified to become members of the Board and recommending such individuals be nominated by the Board to be presented for shareholder approval at the Company's annual meetings, reviewing the Board's committee structure and recommending to the Board for its approval directors to serve as members of each committee, evaluating the performance of the chief executive officer, discussing succession planning and recommending a new chief executive officer if a vacancy occurs. During 2007, the Corporate Governance and Nominating Committee held four (4) meetings.

C. Remuneration of Directors

        Lead Director.    Stephen P. Munn was employed as an executive officer of the Company, and he served as the Chairman of the Board of Directors, through June 25, 2007 when he elected to retire as an employee and relinquished his title as Chairman in connection with the appointment of David A. Roberts as Chairman, President and Chief Executive Officer. Mr. Munn continues to serve as a member of the Board of Directors and as a member of the Executive Committee. He was appointed Lead Director effective June 25, 2007.

        The Compensation Committee of the Board of Directors determined in its discretion the base salary and the stock-based awards made to Mr. Munn for his services as Chairman and an executive officer of the Company through June 25, 2007. The Compensation Committee based its compensation decisions with respect to Mr. Munn in part on a report from the Corporate Governance and Nominating Committee. The Company agreed to pay Mr. Munn an annual retainer of $300,000 beginning July 1, 2007 for his continued service as a member of the Board of Directors and as Lead Director.

        Mr. Munn entered into a retirement agreement with the Company in 2001 when he ceased serving as chief executive officer. Under the retirement agreement, Mr. Munn became entitled to receive the following benefits from the Company when he retired on June 25, 2007: (i) continued medical insurance for Mr. Munn and his wife at the premium rates in effect from time to time for active employees, (ii) $450,000 in group term life insurance, and (iii) a pension benefit of $33,333 per month for the life of Mr. Munn and his wife.

        Other Non-employee Directors.    The Company pays an annual fee of $35,000 to each director who is not a member of management (other than Mr. Munn). The annual fee is determined by the Board of Directors. Each non-employee director may elect to receive the entire annual fee in cash or one-half of the fee in cash and the other half in Shares with a market value equal to that amount. In addition, a

$5,000 annual attendance fee is paid to each non-employee director who attends at least 75% of the aggregate of (i) the total number of Board of Directors meetings which he or she is eligible to attend, and (ii) all meetings of committees of the Board on which the director serves. During 2007, each incumbent director attended at least 75% of such meetings and received the $5,000 annual attendance fee.

        The Company also pays an annual fee to each non-employee director for service on the Board's Committees. Each member of the Executive Committee (other than Mr. Roberts, the Chairman of the Committee and Mr. Munn, the former Chairman of the Committee) and the Audit Committee received an annual fee of $15,000. The annual fee paid to each member of the Compensation, Pension and Benefits and Corporate Governance and Nominating Committees was $5,000. The Chairman of each Committee received an additional annual fee of $10,000.

        In addition to the annual retainer and committee and meeting fees, each non-employee director is eligible to participate in the Non-employee Director Equity Plan. The Non-employee Director Equity Plan provides for the grant of stock options, stock appreciation rights, restricted shares or other stock-based awards to non-employee directors. The Board administers the Plan and has the discretionary authority to make all award decisions under the Plan. At the meeting of the Board of Directors held in February, 2007, the Board of Directors awarded each non-employee director an award of options to purchase 4,000 Shares at an option exercise price of $41.87, the market price of the Shares as of the award date. The options will vest and become exercisable in three equal annual installments beginning with the date of grant, or if earlier, upon a change in control of the Company or the date the director ceases to serve due to death, disability or retirement. The options will expire ten years following the date of grant or, if earlier, one year from the date the director ceases to serve due to death, disability, retirement or a change in control of the Company or 90 days from the date the director ceases to serve for any other reason.

        The Board of Directors reviewed the non-employee director compensation program at its meeting in December, 2007, and approved the following changes effective in 2008 to make the program more competitive and to facilitate the recruitment of new directors:

  •
  Increase the annual retainer to $50,000. Prior to this change, non-employee directors received a $35,000 annual retainer and a $5,000 meeting attendance fee.

  •
  Change the equity component of the program from an award of stock options to an award of restricted stock units having an award date value of $60,000. The restricted stock units will be paid in the form of Company Shares when the director terminates Board service.

  •
  Each new director will receive an award of restricted stock units having a value of $50,000. Prior to this change, a new director received an award of options to purchase 10,000 Shares.

The Board of Directors did not change any of the Committee service related fees payable under the program.

        In recognition of his long service to the Company, the Board of Directors agreed to extend the expiration dates of Mr. Scocimara's stock options through the remaining ten year term of the options. In the absence of the extension, Mr. Scocimara's options would have expired one year from the date of his retirement from the Board of Directors at the 2008 Annual Meeting.

        The Company also maintains a Deferred Compensation Plan for Non-Employee Directors. Under the Deferred Compensation Plan, each non-employee director of the Company is entitled to defer up to 100% of the cash fees otherwise payable to him or her. Each participant can direct the "deemed investment" of his or her account among the different investment funds offered by the Company from time to time. The investment options include (i) a fixed rate fund and (ii) Share equivalent units. All amounts credited to a participant's account under the Deferred Compensation Plan are 100% vested and generally will be paid or commence to be paid after the participant terminates service as a director. At the participant's election, payments can be made in a lump sum or in quarterly installments. Payments under the Deferred Compensation Plan are made in cash from the Company's general assets. For the period January 1, 2007 to December 31, 2007, the fixed rate fund accrued interest at five and one-half percent (5.5%) per annum and the aggregate interest accrued for all participants in the Deferred Compensation Plan was $47,645.

        The Board of Directors has adopted stock ownership guidelines for non-employee directors. The guidelines require non-employee directors to own Shares and Share equivalent units under the Deferred Compensation Plan having a market value equal to $175,000 within five years of his or her becoming a director. All directors were in compliance with the ownership guidelines as of December 31, 2007.

        The Company does not make payments (or have any outstanding commitments to make payments) to director legacy programs or similar charitable award programs.

        The following table summarizes the compensation paid to Mr. Munn (both for the period through June 25, 2007 when he served as an executive officer of the Company and Chairman of the Board of Directors and as the Lead Director thereafter) and each other non-employee director for his or her service to the Board and its committees during 2007:

Director Compensation Table

Name	Fees Earned or Paid in Cash($)(1)		Awards($)(2)(3)(4)	All Other Compensation($)(5)	Total($)

Donald G. Calder	$75,000		$44,482	$0	$119,482

Robin S. Callahan	$75,000		$44,482	$0	$119,482

Paul J. Choquette, Jr.	$70,000		$44,482	$0	$114,482

Peter L.A. Jamieson	$65,000		$44,482	$0	$109,482

Peter F. Krogh	$65,000		$44,482	$0	$109,482

Stephen P. Munn	$412,500	(6)	$222,410	$23,113	$658,023

Anthony W. Ruggiero	$85,000		$44,482	$0	$129,482

Lawrence A. Sala	$65,000		$44,482	$0	$109,482

Eriberto R. Scocimara	$70,000		$44,482	$0	$114,482

Magalen C. Webert	$52,500		$44,482	$0	$96,982

(1)
The following directors received a portion of their annual fee in Shares: Mr. Choquette—372 Shares, Mr. Sala—186 Shares and Mrs. Webert—186 Shares.

(2)
The value of the option awards shown in the table is equal to the expense reported for financial reporting purposes in 2007 (before reflecting forfeitures). Note 12 to the Company's consolidated financial statements included in the 2007 Annual Report on Form 10-K contains more information about the Company's accounting for stock-based compensation arrangements.

(3)
As of December 31, 2007, the directors held options to acquire Shares granted to them under the Company's stock-based compensation plans as follows:

	Grant Date	Option Exercise Price	Exercisable(#)	Unexercisable(#)	Total Outstanding

Mr. Calder	02/02/05	$32.09	2,000	0	2,000
	05/04/05	$36.40	2,000	0	2,000
	02/08/06	$34.43	2,667	1,333	4,000
	02/07/07	$41.87	1,333	2,667	4,000

Total			8,000	4,000	12,000

Mrs. Callahan	02/04/04	$28.535	2,000	0	2,000
	02/02/05	$32.09	2,000	0	2,000
	05/04/05	$36.40	2,000	0	2,000
	02/08/06	$34.43	2,667	1,333	4,000
	02/07/07	$41.87	1,333	2,667	4,000

Total			10,000	4,000	14,000

Mr. Choquette	12/01/99	$17.5938	10,000	0	10,000
	02/05/03	$20.03	2,000	0	2,000
	02/04/04	$28.535	2,000	0	2,000
	02/02/05	$32.09	2,000	0	2,000
	05/04/05	$36.40	2,000	0	2,000
	02/08/06	$34.43	2,667	1,333	4,000
	02/07/07	$41.87	1,333	2,667	4,000

Total			22,000	4,000	26,000

Mr. Jamieson	02/05/03	$20.03	2,000	0	2,000
	02/04/04	$28.535	2,000	0	2,000
	02/02/05	$32.09	2,000	0	2,000
	05/04/05	$36.40	2,000	0	2,000
	02/08/06	$34.43	2,667	1,333	4,000
	02/07/07	$41.87	1,333	2,667	4,000

Total			12,000	4,000	16,000

Mr. Krogh	12/01/99	$17.5938	10,000	0	10,000
	02/05/03	$20.03	2,000	0	2,000
	02/04/04	$28.535	2,000	0	2,000
	02/02/05	$32.09	2,000	0	2,000
	05/04/05	$36.40	2,000	0	2,000
	02/08/06	$34.43	2,667	1,333	4,000
	02/07/07	$41.87	1,333	2,667	4,000

Total			22,000	4,000	26,000

Mr. Munn	02/04/04	$28.535	10,000	0	10,000
	02/02/05	$32.09	20,000	0	20,000
	02/08/06	$34.43	13,333	6,667	20,000
	02/07/07	$41.87	6,666	13,334	20,000
Total			49,999	20,001	70,000

Mr. Ruggiero	02/04/04	$28.535	2,000	0	2,000
	02/02/05	$32.09	2,000	0	2,000
	05/04/05	$36.40	2,000	0	2,000
	02/08/06	$34.43	2,667	1,333	4,000
	02/07/07	$41.87	1,333	2,667	4,000

Total			10,000	4,000	14,000

Mr. Sala	11/06/02	$20.00	4,000	0	4,000
	02/05/03	$20.03	2,000	0	2,000
	02/04/04	$28.535	2,000	0	2,000
	02/02/05	$32.09	2,000	0	2,000
	05/04/05	$36.40	2,000	0	2,000
	02/08/06	$34.43	2,667	1,333	4,000
	02/07/07	$41.87	1,333	2,667	4,000

Total			16,000	4,000	20,000

Mr. Scocimara	02/05/03	$20.03	2,000	0	2,000
	02/04/04	$28.535	2,000	0	2,000
	02/02/05	$32.09	2,000	0	2,000
	05/04/05	$36.40	2,000	0	2,000
	02/08/06	$34.43	2,667	1,333	4,000
	02/07/07	$41.87	1,333	2,667	4,000

Total			12,000	4,000	16,000

Mrs. Webert	12/01/99	$17.5938	10,000	0	10,000
	02/05/03	$20.03	2,000	0	2,000
	02/04/04	$28.535	2,000	0	2,000
	02/02/05	$32.09	2,000	0	2,000
	05/04/05	$36.40	2,000	0	2,000
	02/08/06	$34.43	2,667	1,333	4,000
	02/07/07	$41.87	1,333	2,667	4,000

Total			22,000	4,000	26,000

(4)
The full grant date fair value of the option awards made on February 7, 2007 to the listed directors is as follows: Mr. Calder—$46,740, Mrs. Callahan—$46,740, Mr. Choquette—$46,740, Mr. Jamieson—$46,740, Mr. Krogh—$46,740, Mr. Munn—$233,700, Mr. Ruggiero—$46,740, Mr. Sala—$46,740, Mr. Scocimara—$46,740 and Mrs. Webert—$46,740. Note 12 to the Company's consolidated financial statements included in the 2007 Annual Report on Form 10-K contains more information about the Company's accounting for stock-based compensation arrangements.

(5)
Includes (i) $9,000 for Company matching contributions to the Company's Employee Incentive Savings Plan, and (ii) $14,113 for reimbursement of financial management fees.

(6)
Mr. Munn was an executive officer of the Company through June 25, 2007. The $412,500 represents base salary for his employment through June 25, 2007 of $262,500 and a retainer of $150,000 for his service on the Board for the remainder of 2007.

D. Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company's equity securities, to file reports of security ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater than ten-percent beneficial owners also are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of copies of such forms and written representations from its executive officers and directors, the Company believes that all Section 16(a) filing requirements were complied with on a timely basis during and for 2007.

E. Corporate Governance Matters

        Independence.    The Board recognizes the importance of director independence. Under the rules of the New York Stock Exchange, to be considered independent, the Board must determine that a director does not have a direct or indirect material relationship with the Company. Moreover, a director will not be independent if, within the preceding three (3) years: (i) the director was employed by the Company or receives $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service, (ii) the director was a partner of or employed by the Company's independent auditor, (iii) the director is part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director, (iv) the director is an executive officer or employee of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues, or (v) the director had an immediate family member in any of the categories in (i)—(iv).

        The Board has determined that nine (9) of the Company's eleven (11) directors are independent under these standards. The independent directors are as follows: Donald G. Calder, Robin S. Callahan, Paul J. Choquette, Jr., Peter L.A. Jamieson, Peter F. Krogh, Anthony W. Ruggiero, Lawrence A. Sala, Eriberto R. Scocimara and Magalen C. Webert. The other two directors are David A. Roberts, the Company's current Chairman, President and Chief Executive Officer, and Stephen P. Munn who was employed as an executive officer of the Company and served as Chairman of the Board through June 25, 2007 and is currently serving as Lead Director.

        In addition, each of the directors serving on the Audit, Compensation, Corporate Governance and Nominating and Pension and Benefits Committees are independent under the standards of the New York Stock Exchange.

        Related Party Transactions.    The Board has adopted a policy concerning the review, approval and monitoring of transactions involving the Company and "related persons" (directors and executives officers or their immediate family members, or shareholders owning five percent (5%) or greater of the Company's outstanding Shares). The policy covers any transaction exceeding $120,000 in which the related person has a direct or indirect material interest. Related person transactions must be approved by the Corporate Governance and Nominating Committee which will approve the transaction only if it determines that the transaction is in the best interests of the Company.

        The Corporate Governance and Nominating Committee reviewed and approved one transaction in accordance with the requirements of the related party transaction policy. In 2007, the Company paid Emkay Incorporated a management fee of approximately $41,000 and reimbursed Emkay for pass-through costs, such as fuel, taxes and vehicle depreciation, for fleet management services Emkay provided to the Company's Construction Materials Group. A brother-in-law of Mr. Roberts (the Company's Chairman, President and Chief Executive Officer) is a senior officer and more than ten percent owner of Emkay Incorporated. Emkay has provided fleet management services as a preferred vendor to the Construction Materials Group since 1997. The Corporate Governance and Nominating Committee reviewed all of the material facts related to the transactions with Emkay and ratified all transactions that occurred during 2007. The Corporate Governance and Nominating Committee will continue to review annually the business relationship with Emkay.

        Meetings of Non-Management Directors.    At the conclusion of each of the regularly scheduled Board meetings, the non-management directors of the Board meet in executive session without management and with the Lead Director presiding at the executive meeting.

        Statement of Corporate Governance Guidelines and Principles.    The Company has adopted a Statement of Corporate Governance Guidelines and Principles and has published the Statement on its website: www.carlisle.com. The Company will provide without charge a copy of the Statement to any shareholder upon written request mailed to the attention of the Company's Secretary at 13925 Ballantyne Corporate Place, Suite 400, Charlotte, North Carolina 28277.

        Charters.    The Company has adopted Charters for each of its Audit, Compensation, Pension and Benefits and Corporate Governance and Nominating Committees and has published the Charters on its website: www.carlisle.com. The Company will provide without charge a copy of the Charters to any shareholder upon written request mailed to the attention of the Company's Secretary at 13925 Ballantyne Corporate Place, Suite 400, Charlotte, North Carolina 28277.

        Code of Ethics.    The Company's Business Code of Ethics is published on its website: www.carlisle.com. The Company will provide without charge a copy of the Business Code of Ethics to any shareholder upon written request mailed to the attention of the Company's Secretary at 13925 Ballantyne Corporate Place, Suite 400, Charlotte, North Carolina 28277.

        Communications with Board of Directors.    Any interested party may communicate with the Board of Directors or with the non-management directors as a group by writing to the Company's Secretary at Carlisle Companies Incorporated, 13925 Ballantyne Corporate Place, Suite 400, Charlotte, North Carolina 28277, Attention: Secretary. Any written communication will be forwarded to the Board for its consideration.

        Directors are not required to attend the Company's Annual Meeting of Shareholders and none of the directors attended last year's Annual Meeting.

        Nomination Process.    At its February, 2003 meeting, the Board established a Corporate Governance and Nominating Committee. The Committee's Charter is published on the Company's website: www.carlisle.com. All directors serving on the Committee are "independent" under the standards established by the New York Stock Exchange.

        As more fully described in its Charter, the Corporate Governance and Nominating Committee assists the Board by identifying individuals qualified to be directors and recommending such individuals be nominated by the Board for election to the Board by the shareholders. Director nominees should possess the highest personal and professional integrity, ethics and values, and be committed to representing the long-term interests of the Company's shareholders. Nominees should also have outstanding business, financial, professional, academic or managerial backgrounds and experience. Each nominee must be willing to devote sufficient time to fulfill his or her duties, and should be committed to serve on the Board for an extended period of time. Prior to accepting an invitation to serve on another public company board, directors must advise the Corporate Governance and Nominating Committee and the Committee will determine whether such service will create a conflict of interest and/or prevent the director from fulfilling his or her responsibilities.

        The source of director candidates may include: other directors, management, third-party search firms and security holders. Security holders may submit director recommendations to the Corporate Governance and Nominating Committee by writing to the Company's Secretary at Carlisle Companies Incorporated, 13925 Ballantyne Corporate Place, Suite 400, Charlotte, North Carolina 28277, Attention: Secretary. The writing should include whatever supporting material the security holder considers appropriate and should address the director nominee characteristics described in the immediately preceding paragraph and must be received at least 120 days prior to the applicable Annual Meeting. The Company has not retained a third-party search firm to identify candidates at this time, but may do so in the future in its discretion.

COMPENSATION OF EXECUTIVE OFFICERS

A. Introduction; Role of the Compensation Committee

        The Compensation Committee of the Board of Directors reviews and administers the Company's compensation policies and practices for the executive officers of the Company, including the individuals listed in the compensation disclosure tables beginning on page 27 (the "named executives"). The Compensation Committee currently has four members, all of whom are independent, non-employee directors.

        The Company's financial accounting group supports the Compensation Committee's work by providing information reports to the Compensation Committee. In addition, the Compensation Committee engaged in 2007 Mercer Human Resource Consulting, Inc. ("Mercer") to evaluate the competitiveness of its executive compensation policies and the alignment of executive pay and Company performance. As part of the engagement, Mercer:

  •
  Assessed the competitiveness of the Company's compensation practice for 15 senior executives, including all the named executives;

  •
  Analyzed the business performance of the Company and the companies in its peer group for the one-year and three-year period ending December 31, 2006 and through the third quarter of 2007;

  •
  Evaluated the link between pay and performance;

  •
  Made recommendations for improving the competitiveness of pay and the alignment of pay with performance;

  •
  Evaluated severance and change-in-control practices of the Company and the companies in its peer group; and

  •
  Prepared a report summarizing all analyses and recommendations and attended the Compensation Committee's December, 2007 meeting to present the report.

        The Compensation Committee also based its decision for the stock-based awards made to Mr. McKinnish in February 2007 in part on a report from the Corporate Governance and Nominating Committee.

B. Compensation Discussion and Analysis ("CD&A")

Compensation Philosophy

        The Compensation Committee has adopted an executive compensation policy that rewards executives if the Company achieves its operational, financial and strategic goals and for building shareholder value. For this reason, the compensation paid to executives under the policy is highly performance-based, with the largest potential portion of an executive's total compensation being annual bonus and stock-based awards that reflect the actual performance of the Company. The material elements of the total compensation paid to executives each year under the Company's policy are (i) base salary, (ii) annual cash bonus and stock-based awards, and (iii) retirement, health and welfare and other benefits. While each element of compensation paid to executive officers is significant, the annual cash bonus and stock-based awards have the potential to be the largest amounts of the total compensation paid to executive officers.

        The Compensation Committee intends for the compensation earned by executive officers to be commensurate with performance and competitive with the compensation paid to executives at comparable durable goods manufacturing companies. Competitive for this purpose generally means total annual compensation that is within a broad middle range (from the 30th to 60th percentile) of the total annual compensation paid to executives by the comparable companies. The Compensation Committee also intends for the total compensation earned by executive officers to exceed the broad middle range and provide compensation up to the 75th percentile or higher of the comparable company group, if the Company and the individual executive officer's performance (financial and other) exceeds the performance of comparable companies and individual goals. The data presented to the Committee by Mercer confirmed to the Committee that the total compensation paid to executives for the one and three year periods ending December 31, 2006 fell within the competitive ranges set by the Committee.

        The following twelve public-traded companies were included in the comparable company group for purposes of the foregoing analysis: Cooper Industries Ltd., SPX Corp., Teleflex Incorporated, Cooper Tire & Rubber Company, Harsco Corporation, Pentair, Inc., Kennametal Inc., Crane Co., Amphenol Corporation, Walter Industries, Inc., Roper Industries, Inc. and Idex Corporation.

        The following sections describe how the current executive compensation policies and practices reserve to the Compensation Committee substantial discretion to determine after the end of a year the amount of the annual cash bonuses and stock-based awards made to executives for their and the Company's performance for the year. The Compensation Committee intends to adopt a more structured, formula-based approach for determining annual and stock-based incentives for senior executives for 2008.

Base Salaries

        Base salaries provide a baseline level of compensation to executive officers. Base salaries are not linked to the performance of the Company, because they are intended to compensate executives for carrying out the day-to-day duties and responsibilities of their positions.

        The Compensation Committee reviews and adjusts base salary levels in February each year. During the review and adjustment process, the Compensation Committee considers:

  •
  the duties and responsibilities of each executive officer position;

  •
  the relationship of executive officer pay to the base salaries of senior officers and other employees of the Company; and whether the base salary levels are competitive when compared to compensation paid to executives at comparable durable goods manufacturing companies.

        In February 2007, the Committee increased the base salaries of all the individuals then serving as named executives. Mr. McKinnish and Mrs. Lowe each received an annual base salary increase of

$50,000 based on the Committee's review of base salary trends in the comparable company group. Mr. Altmeyer received an increase or $75,000 and Mr. Popielec and Mr. Littrell each received an annual base salary increase of $30,000, in each case based on the Committee's evaluation of their duties and responsibilities as Group Presidents of operating segments of the Company, the size of the operating segments for which they are responsible and base salary trends in the comparable company group.

Annual Cash Bonus Awards

        The Compensation Committee also makes bonus awards to the named executives at its February meeting each year. In general, the Committee does not award bonuses to executive officers under a rigid pre-established plan or formula. Instead, the Committee makes bonus awards based on its review of the individual performance of the executives and the financial performance of the Company during the preceding year. The Committee believes that awarding bonuses in this manner keeps executives focused on making decisions that are in the long-term best interests of the Company and its shareholders and not for the purpose of achieving a pre-established performance level over a shorter term.

        In order to cause the annual bonuses paid to the named executives to be fully-deductible under Section 162(m) of the Internal Revenue Code for federal income tax purposes, the Committee awards the bonuses in accordance with the procedural requirements of the Senior Management Incentive Compensation Plan of Carlisle Companies Incorporated (the "Incentive Plan"), a shareholder-approved annual incentive compensation plan. The Incentive Plan requires the Compensation Committee to adopt at the beginning of each year an objective formula for determining the maximum bonus award that a participating named executive may receive for the year. The Compensation Committee intends to adopt a formula each year that will preserve substantial discretion for the Committee to determine the amount of the bonus award after the end of the year. After the end of the year, the Compensation Committee determines the maximum amount that may be awarded to a participating named executive under the formula and exercises its discretion under the Plan to set the actual amount of the bonus award based on its review after the completion of the year of the performance of the Company and the named executive. The formula adopted by the Committee for 2007 provided that Mr. McKinnish could have received a maximum bonus equal to 2% of the Company's consolidated net income from continuing operations or $4,260,420. Each of the other named executives (other than Mr. Roberts who did not participate in the Incentive Plan in 2007) could have received a maximum bonus equal to 1% of the Company's 2007 consolidated net income from continuing operations or $2,130,210.

        At its February 2008 meeting, the Compensation Committee made cash bonus awards to the named executives for 2007 in the amounts shown in the Summary Compensation Table that follows this CD&A.

        Under his employment letter agreement with the Company, Mr. Roberts was entitled to a minimum bonus for 2007 of $1.5 million. The Compensation Committee awarded Mr. Roberts a 2007 bonus of $1.8 million in recognition of the successful transition of the leadership of the Company.

        In making the bonus awards to the named executives other than Mr. Roberts, the Compensation Committee took into account, as described below, the extent to which the Company achieved the financial performance and strategic goals given to the named executives at the beginning of the year, each named executive's individual contribution to the achievement of those goals and the performance of the operating segments or functional area for which the executive has responsibility. The Compensation Committee also recognized that the Company achieved its financial goals for 2007 and in view of that performance determined that the bonuses for 2007 should not be less than the bonus awards for 2006.

        The financial and strategic goals for Mrs. Lowe and the Company's achievement of the goals were as follows:

•	Year-over-year earnings per share growth from continuing operations:
	Goal:	11.4% to 14%
	Actual:	18.5%(1)
•	Return on beginning equity from continuing operations:
	Goal:	18% to 21%
	Actual:	22.02%(1)
•	Organic sales growth:
	Goal:	3.3%
	Actual:	7.5%
•	Maintain earnings before interest and taxes margin:
	Goal:	10.7%
	Actual:	11.45%(1)
•	Cash flow from operations:
	Goal:	$175 million
	Actual:	$259.3 million
•
Increase merger and acquisition activity:
In 2007, the Company considered and evaluated a number of acquisition targets and closed the acquisition of Insulfoam, a manufacturer of block molded expanded polystyrene products used primarily as insulation in building and other construction applications.

(1)
The Actual results shown above include the gain realized by the Company in connection with the divestiture of Icopal, the Company's former European roofing joint-venture.

        The Compensation Committee also considered the following operational achievements for which Mrs. Lowe had primary responsibility: (i) an increase in the Company's bank credit facility from $300 million to $400 million and a fifteen basis point reduction in the interest rate; (ii) restructure of the Company's securitization finance program to cause outstanding financings under the program to be included in the Company's financial statements (previously, securitizations under the program were classified as off-balance sheet financings), (iii) continued implementation of a consolidated group medical plan for eligible employees in the United States, resulting in annual cost savings of approximately $2.0 million (iv) implementation of Hyperion financial reporting software system for all Company operations; and (v) significant increase in investor relations activity.

        The Compensation Committee evaluated the performance of Messrs. Altmeyer, Popielec and Littrell by reviewing their contribution to the Company's achievement of the consolidated corporate financial goals described above and the 2007 performance of the operating groups for which they were responsible, including the following:

        Mr. Altmeyer—Group President, Construction Materials (consists of the "construction materials" business reported under the Construction Materials segment):

  •
  22.9% increase in sales;

  •
  36.8% increase in earnings before interest and income taxes (including the gain realized on the sale of Icopal);

  •
  Achieved 123% cash conversion rate (including the gain realized on the sale of Icopal); and

  •
  Successful divestiture of Icopal.

        Mr. Popielec—Group President, Diversified Components (consists of the "motion control systems" business reported under the Specialty Products segment, the "specialty trailer" business reported under the Transportation Products segment and the "high-performance wire and cable," the "refrigerated truck bodies" and "foodservice products" businesses reported under the General Industry ("all other") segment):

  •
  4% increase in sales;

  •
  Achieved 157% cash conversion rate;

  •
  Successful expansion of manufacturing capacity at Trail King and FoodService operations—on-time and below budget;

  •
  Completed acquisition of Yichang Wire and Cable Assembly Factory located in Guangdon, China; and

  •
  Successful implementation of management changes at Motion Control.

        Mr. Littrell—Group President, Industrial Components (consists of the "tire and wheel" and "power transmission belt" businesses reported under the Industrial Components segment):

  •
  5% increase in sales;

  •
  Completed acquisition of Meixian Tengfei Tyre Company located Guangdon, China;

  •
  Successful start up of Meixian tire manufacturing operation; and

  •
  Successful closure of wheel operation located in Slinger, Wisconsin.

Stock-Based Awards

        The Compensation Committee follows procedures that are substantially similar to the bonus award procedures for making stock-based awards to executive officers. The Committee makes annual stock-based awards one time each year at the Committee's regularly-scheduled February meeting. All stock-based awards are made under the Company's Executive Incentive Program which imposes the restrictions described below on the terms of the awards. The number of shares included in stock-based awards is not determined under a pre-established formula. Instead, as is the case with bonus awards, all stock-based awards are discretionary based on the Committee's review of the individual performance of the executives and the financial performance of the Company during the preceding year.

        In February 2007, the Committee awarded stock options and restricted Shares to the named executives (other than to Mr. Roberts) in the amounts shown in the Summary Compensation Table and the Grants of Plan-Based Awards Table that follows this CD&A. The Committee awarded options to encourage the named executives to increase shareholder value over the term of the options. The Committee included restricted Shares in the awards not only to encourage the named executives to increase shareholder value but also to remain employed with the Company over the vesting period of the restricted Shares. The Committee took into account in connection with its stock-based award decisions the following Company performance information for 2006 and each executive's individual contribution to such performance:

  •
  the Company's continuing operations performed favorably in 2006 against prior year sales (+16.7%) and earnings before interest and income taxes (+23.2%);

  •
  the Company's Share price out-performed the S&P 500 Composite Index and the Peer Group Index over the 5 year period ended December 31, 2006; and

  •
  quarterly dividends to shareholders increased 8.3%.

        The stock awards to Mr. Roberts shown in the Summary Compensation Table and the Grants of Plan-Based Awards Table that follows this CD&A were made in June 2007 in accordance with the terms of his employment agreement described below.

        The Company's Executive Incentive Program contains certain restrictions on the terms of all stock-based awards. For example, all stock options must be granted with an option exercise price that is equal to or greater than the fair market value of the Shares on the date of award. The Program also expressly prohibits re-setting the option exercise price of stock options. These restrictions insure that any options awarded under the Program will have value to the executives only if the market price of the Shares increases after the date of the award. The Program further requires that restricted Share awards must be subject to a restriction period of at least two (2) years during which the Shares are subject to a substantial risk of forfeiture and may not be transferred. Finally, the Program provides an annual limit on the size of awards. No executive may receive in any one fiscal year period an award of options to acquire more than 200,000 Shares or an award of more than 60,000 performance-vested restricted Shares.

        The Compensation Committee has never manipulated the timing of stock-based awards to take advantage of non-public information. The Committee is aware that the February meeting during which it makes annual stock-based awards precedes the date the Company releases its fourth quarter and annual financial results. The Committee is also aware that the release will usually affect the market value of the Company's stock and the underlying value of the stock-based awards made to executives at the February meeting. The Committee makes its award decisions in each instance only after carefully reviewing the information to be released about the Company's fourth quarter and annual financial results and all other material non-public information. The Committee believes that executives will not necessarily gain over the long run from the short term benefit of a positive release because the Company's stock price fluctuates over time and because all of the awards have multi-year vesting schedules and stock options have historically been held for several years prior to exercise. In addition, any gain from a positive benefit in some years will be offset by earnings releases in other years that negatively affect the market value of the Shares.

        The Compensation Committee believes that ownership of the Company's common stock by executive officers aligns their interests with those of the Company's shareholders, enhances retention of executives by providing them an opportunity to accumulate a meaningful ownership interest in the Company and focuses executives on building shareholder value over the long term. Therefore, the Committee has adopted a stock ownership policy for the Company's executive officers, including the named executives. The stock ownership levels under the policy are set forth below.

Executive	Guideline Number of Shares

CEO	114,000

Group President	36,000

Corporate Vice President	15,000

Division President	7,000–13,000

The definition of ownership under the policy includes Shares owned directly or under an employee benefit plan and all restricted shares. Ownership does not include any Shares subject to stock options. An executive is expected to achieve his or her Share ownership level within the later of (i) five years of being appointed to a position that is subject to the policy, and (ii) December 31, 2011.

Retirement and Other Benefits

        The Company sponsors the Employee Incentive Savings Plan (the "Savings Plan"), a tax-qualified Code Section 401(k) retirement savings plan, for the benefit of substantially all of its non-union employees, including the named executives. The Savings Plan encourages saving for retirement by enabling participants to save on a pre-tax basis and by providing Company matching contributions.

        The Company also sponsors the Retirement Plan for Employees of Carlisle Corporation (the "Retirement Plan"), a tax-qualified retirement plan, that provides retirement income to eligible employees following their retirement from the Company. The Pension Benefits Table on page 32 shows the lump sum present value of the annual annuity benefit earned by the named executives under the Retirement Plan for their credited service through December 31, 2007.

        Section 401(a)(17) of the Code limits the amount of annual compensation that tax-qualified plans like the Company's Savings Plan and Retirement Plan may take into account for purposes of determining contributions and benefits. The limit for 2007 was $225,000 and it is subject to adjustment annually for cost of living increases. To ensure that all Retirement Plan participants receive equivalent retirement benefits that are not affected by Internal Revenue Code limits that are subject to change from time to time, the Company maintains an unfunded supplemental pension plan to provide benefits to Retirement Plan participants whose benefits are limited by Section 401(a)(17) of the Code and to certain employees who were employed on or after January 1, 2005 and are not eligible to participate in the Retirement Plan. The Pension Benefits Table on page 32 also shows the lump sum present value of the annual annuity benefit earned by the named executives under the supplemental plan.

        The Company does not maintain a supplemental plan to make up for any Savings Plan benefits that are limited by Section 401(a)(17) of the Code or any other Code imposed benefit limits.

        The named executives also participate in group health, life and other welfare benefit plans on the same terms and conditions that apply to other employees. Generally, the named executives do not receive better insurance programs, vacation schedules or holidays or have access to other perquisites such as company cars, lodging, executive dining rooms or executive parking places.

        The Company does not maintain any non-qualified deferred compensation plans that would allow executives to elect to defer receipt (and taxation) of their base salaries and bonuses.

Employment Agreement with Mr. Roberts

        In 2007, Mr. McKinnish communicated to the Board his desire to retire as President and Chief Executive Officer of the Company. The Board reviewed and evaluated several potential candidates for a successor to Mr. McKinnish and ultimately decided to offer the position to Mr. Roberts who was then serving as the chief executive officer of a publicly-traded industrial products company. The Company and Mr. Roberts then negotiated the terms of his employment with the Company and entered into an employment letter agreement, dated June 5, 2007, that provides for the following compensation and benefits:

  •
  An initial annual base salary of $900,000.

  •
  An annual target bonus of 200% of his base salary subject to a minimum bonus of $1,500,000 for 2007.

  •
  A stock option award for 200,000 Shares.

  •
  A restricted stock award for 100,000 Shares.

  •
  A severance benefit equal to two times the highest annual compensation payable to Mr. Roberts for either of the two years ending with the date of termination and full vesting of all stock options and restricted Share awards if Mr. Roberts is terminated by the Company for other than gross and willful misconduct or Mr. Roberts resigns for good reason (as defined in the employment letter agreement).

  •
  Participation in all employee benefit plans generally available to the Company's senior executives and reimbursement of reasonable tax preparation and financial planning expenses as well as the cost of an annual executive physical.

  •
  A benefit under the Company's Supplemental Pension Plan equal to $25,703 per month payable for Mr. Roberts' life if he continues employment with the Company until he attains age 65.

  •
  Retiree medical and dental coverage for the life of Mr. Roberts and his wife.

  •
  Relocation assistance, including a $100,000 relocation payment.

Retirement Agreement with Mr. McKinnish

        To protect the interests of the Company and its shareholders, the Company negotiated and entered into a long-term non-competition agreement with Mr. McKinnish when he retired from the Company. In consideration of Mr. McKinnish's agreement not to compete with the Company until the later of (i) May 31, 2010 or (ii) the date Mr. McKinnish no longer holds any exercisable options to purchase Shares, the Company agreed:

  •
  To release to Mr. McKinnish, in February 2008, the 20,000 restricted Shares previously awarded to him in February 2005. (Mr. McKinnish forfeited the 20,000 restricted shares awarded to him in February 2006.)

  •
  To the continued vesting of options to purchase 180,000 Shares. (At the time of his retirement, Mr. McKinnish held options to purchase 580,000 Shares of Carlisle common stock, 400,000 of which had become vested and exercisable prior to his retirement.)

  •
  To extend the expiration dates of Mr. McKinnish's options through the remaining ten year term of the options.

  •
  To provide lifetime retiree medical and dental coverage to Mr. McKinnish and his dependent.

Post-Termination of Employment Benefits

        The Company has not entered into employment agreements with any executive officers that provide severance or other benefits following their resignation, termination, retirement, death or disability, except (i) for agreements with certain executive officers (including all of the named executives) that provide severance benefits in the event of a termination of their employment following a change of control of the Company (the "change in control agreements") and (ii) the previously-described employment agreement with Mr. Roberts and retirement agreement with Mr. McKinnish.

        The change in control agreements provide that the executives will not, in the event of the commencement of steps to effect a change of control (defined generally as an acquisition of 20% or more of the outstanding voting Shares or a change in a majority of the Board of Directors), voluntarily leave the employ of the Company until the potential acquirer of the Company or control of the Company has terminated his or its efforts to effect a change of control or until a change of control has occurred. The Company believes that the change in control agreements protect the interests of the Company's shareholders by providing financial incentives to executives to represent the best interests of the Company and its shareholders during the periods immediately preceding and following a change of control.

        In the event of any termination of an executive's employment (including due to the executive's resignation) within three (3) years of a change of control (other than due to the executive's death or disability or after the executive attains age 65), each change in control agreement provides that the executive will be entitled to receive three years' compensation, including bonus, retirement benefits equal to the benefits the executive would have received had he or she completed three additional years of employment, continuation of all life, accident, health, savings, and other fringe benefits for three years, and relocation assistance. The three year benefit period is reduced if the executive terminates within three years of the date the executive would attain age 65. At the end of the three year benefit period, Mr. Roberts would be entitled to retiree medical and dental coverage for the life of Mr. Roberts and his wife. In addition, the agreements provide that the executive will become fully vested in all outstanding stock option and restricted Share awards.

        The change in control agreement with Mr. Roberts requires the Company to provide all the benefits required under the agreement without regard to whether any of the payments or benefits would be considered excess "parachute payments" under Section 280G of the Internal Revenue Code.(2) If any payments to Mr. Roberts under his change in control agreement were considered excess "parachute payments," the Company would not be required to provide any tax gross up to Mr. Roberts for the excise taxes he would be required to pay with respect to the payments.

*
Section 280G of the Internal Revenue Code defines "parachute payments" as payments which (i) are compensatory in nature, (ii) are made to or for the benefit of a shareholder, officer or highly compensated individual, and (iii) are contingent on a change in ownership or effective control (or change in ownership of a substantial portion of assets) of a corporation. If the parachute payments have an aggregate present value of at least 3 times the average annual compensation earned by the recipient of the payment over the 5 years preceding the date of the change in control, the amount of the payments in excess of 1 times such average annual compensation are not deductible by the payor for federal income tax purposes and are subject to a 20% excise tax (payable by the recipient) in addition to regular income taxes.

        The change in control agreements with the other named executives provide that if any benefits to be provided under the agreements would cause any payments or benefits to be considered "parachute payments" that would be nondeductible by the Company under Section 280G of the Internal Revenue Code, the payments or benefits will be reduced to the maximum permissible deductible amount under Code Section 280G.

        If the Company had terminated Mr. Roberts' employment for any reason other than gross and willful misconduct or Mr. Roberts had resigned for good reason, in either case as of December 31, 2007, Mr. Roberts would have received the following severance benefits in accordance with his employment letter agreement with the Company:

Severance Benefit	Stock Options(1)	Restricted Stock(2)	Present Value of Supplemental Pension Plan Benefit(3)	Estimated Value of Retiree Medical Benefits	Total

$4,548,460	$0	$3,703,000	$2,362,903	$224,205	$10,838,568

(1)
Value (based on the closing market price of the Company's common stock on December 31, 2007 of $37.03 per Share) of unvested in-the-money stock options that would become vested upon termination.

(2)
Value (based on the closing market price of the Company's common stock on December 31, 2007 of $37.03 per Share) of unvested shares of restricted stock that would become vested upon termination.

(3)
Present value of the Supplemental Pension Plan benefit that would become vested upon termination. Note 14 to the Company's consolidated financial statements included in the 2007 Annual Report on Form 10-K includes the valuation assumptions and other information relating to the Supplemental Pension Plan.

        The following table shows the amounts that would have been payable to the named executives under the change in control agreements if a change of control of the Company had occurred on December 31, 2007 and the named executives' employment with the Company was terminated without cause immediately thereafter.

	Severance Benefit

	Gross Severance Benefit Payable under the Severance Benefit Agreement	Reduction in Value of Severance Benefit to Comply with Code Section 280G Limitation(1)	Estimated Value of Continued Participation in Health and other Welfare Benefit Plans(2)	Stock Options(3)	Restricted Stock(4)	Present Value of Supplemental Pension Plan Benefit		Total

Mr. Roberts	$6,822,690	$(0)	$224,205	$0	$3,703,000	$2,362,903	(5)	$13,112,798

Mrs. Lowe	$2,025,000	$(1,176,036)	$30,000	$17,334	$222,180	$0		$1,118,478

Mr. Altmeyer	$3,825,000	$(84,815)	$30,000	$34,668	$222,180	$0		$4,027,033

Mr. Popielec	$2,535,000	$(733,349)	$30,000	$6,932	$407,330	$0		$2,245,913

Mr. Littrell	$2,415,000	$(75,986)	$30,000	$20,800	$222,180	$0		$2,611,994

(1)
The agreements with the named executives other than Mr. Roberts prohibit the payment of any benefits that would exceed the limit on parachute payments under Section 280G of the Internal Revenue Code. The agreements further provide that the severance benefit otherwise payable under the agreements will be reduced to the extent necessary to comply with the Code Section 280G limitation. Therefore, none of the benefits under the agreements with the named executives other than Mr. Roberts will be subject to the excise tax on excess parachute payments.

(2)
Under his employment letter agreement with the Company, Mr. Roberts is entitled to retiree medical and dental coverage for the life of Mr. Roberts and his wife if his employment is terminated without cause. The amount presented for Mr. Roberts is the estimated value of the retiree medical benefits. The amount presented for the other named executives is the estimated value of three years of continued participation in the Company's group health and other welfare benefit plans.

(3)
Value (based on the closing market price of the Company's common stock on December 31, 2007 of $37.03 per Share) of unvested in-the-money stock options that would become vested upon a change of control of the Company.

(4)
Value (based on the closing market price of the Company's common stock on December 31, 2007 of $37.03 per Share) of unvested shares of restricted stock that would become vested upon a change of control of the Company.

(5)
Present value of the Supplemental Pension Plan benefit that would become vested upon termination after a change of control of the Company. Note 14 to the Company's consolidated financial statements included in the 2007 Annual Report on Form 10-K includes the valuation assumptions and other information relating to the Supplemental Pension Plan.

Internal Revenue Code Section 162(m)

        Section 162(m) of the Code limits the amount of compensation paid to the named executives in any one fiscal year that may be deducted by the Company for federal income tax purposes. The deduction limitation is currently $1 million. "Performance-based compensation" paid under a plan that has been approved by the Company's shareholders is not subject to the deduction limitation.

        The Company's Executive Incentive Program has been approved by the Company's shareholders, and the compensation attributable to stock option awards under the program should qualify as "performance-based" compensation that is fully deductible and not subject to the Code Section 162(m) deduction limit. Compensation attributable to restricted Share awards under the program that vest based on continued employment with the Company is subject to the deduction limit.

        The Company's shareholders have also approved the Senior Management Incentive Compensation Plan of Carlisle Companies Incorporated. All of the named executives (other than Mr. Roberts who commenced employment after the deadline for being designated a participant for 2007) participated in the Incentive Plan for 2007, and the bonuses awarded to the named executives under that Plan for 2007 should also qualify as fully deductible "performance-based" compensation. A portion of the bonus paid to Mr. Roberts was subject to the deduction limitation under Section 162(m) of the Internal Revenue Code. The Compensation Committee will designate Mr. Roberts as a participant in the Incentive Plan for 2008 to ensure that any future bonus paid to him will be fully deductible performance-based compensation.

        The Committee has not adopted a formal policy that requires all compensation paid to the named executives to be fully deductible.

C. Conclusion

        The Compensation Committee has reviewed all components of the Chief Executive Officer's and the named executives' compensation, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value of all perquisites and other personal benefits as well as the Company's obligations under its pension plans. Based on this review, the Compensation Committee finds the Chief Executive Officer's and the named executives' total compensation, in the aggregate, to be reasonable and appropriate.

D. Executive Officer Compensation Disclosure Tables

        Summary Compensation Table—This table shows the base salary, annual bonus and all other compensation paid to the named executives. The table also shows the compensation expense the Company recognized in 2006 and 2007 for financial reporting purposes for the stock and option awards made to the named executives and for the retirement benefit each officer earned during those years.

Name and Principal Position(s)	Year	Salary($)	Bonus($)	Stock Awards ($)(1)	Option Awards ($)(1)	Change in Pension value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation ($)(3)	Total($)

David A. Roberts Chairman, President and Chief Executive Officer(4)	2007	$474,230	$1,800,000	$1,258,688	$886,000	$2,362,903	$258,736	$7,040,557

Richmond D. McKinnish Former President and Chief Executive Officer(4)	2007	$475,000	$0	$3,528	$1,279,733	$601,974	$25,600	$2,385,835

	2006	$900,000	$1,800,000	$424,339	$1,090,268	$1,033,674	$30,800	$5,279,081

Carol P. Lowe Vice President and Chief Financial Officer	2007	$350,000	$325,000	$69,933	$157,587	$17,826	$26,369	$946,715

	2006	$300,000	$325,000	$73,563	$163,561	$10,660	$13,640	$886,424

John W. Altmeyer Group President, Construction Materials	2007	$550,000	$725,000	$72,707	$299,587	$61,904	$15,695	$1,724,893

	2006	$475,000	$725,000	$150,366	$306,833	$53,001	$18,060	$1,728,260

Michael D. Popielec Group President, Diversified Components	2007	$495,000	$350,000	$154,305	$663,570	$14,601	$25,186	$1,702,662

	2006	$465,000	$350,000	$234,345	$659,742	$3,525	$221,314	$1,933,926

Barry Littrell Group President, Industrial Components(5)	2007	$455,000	$350,000	$72,707	$193,780	$34,301	$34,222	$1,140,010

	2006	$425,000	$350,000	$159,696	$185,106	$21,751	$18,580	$1,160,133

(1)
The value of the stock and option awards shown in the table is equal to the expense reported for financial reporting purposes in 2007 (before reflected forfeitures). Note 12 to the Company's consolidated financial statements included in the 2007 Annual Report on Form 10-K contains more information about the Company's accounting for stock-based compensation arrangements.

(2)
Represents the aggregate change in the actuarial present value of the named executive's accumulated benefit under the Retirement Plan for Employees of Carlisle Corporation and the Carlisle Corporation Supplemental Pension Plan.

(3)
The amounts presented in the "All Other Compensation" column for 2007 consist of the following:

	Mr. Roberts	Mr. McKinnish	Mrs. Lowe	Mr. Altmeyer	Mr. Popielec	Mr. Littrell

Matching Contributions to the Company's Employee Incentive Savings Plan	$1,500	$9,000	$9,000	$9,000	$9,000	$9,000

Reimbursement of Relocation Expenses	$212,511	$0	$0	$0	$0	$0

Reimbursement of Tax Return Preparation Fees	$0	$0	$8,569	$0	$0	$8,474

Club membership dues	$0	$0	$5,440	$3,335	$8,366	$13,388

Personal Use of Company Aircraft*	$15,725	$0	$0	$0	$0	$0

Dividends on restricted shares	$29,000	$16,600	$3,360	$3,360	$7,820	$3,360

Total	$258,736	$25,600	$26,369	$15,695	$25,186	$34,222

*
The reported personal use of the aircraft relates to relocation travel and attendance at a board meeting on which Mr. Roberts serves as a director. The $15,725 represents the incremental cost to the Company for such personal travel based on the cost of fuel, trip related maintenance, crew travel expenses, on-board catering, landing fees and similar variable costs. Since the Company-owned aircraft is used almost exclusively for business travel, fixed costs that do not change based on usage, such as pilots' salaries, the purchase costs of the aircraft and the cost of the maintenance not related to the personal use, are not included.

(4)
The Company appointed Mr. Roberts Chairman, President and Chief Executive Officer on June 25, 2007. Mr. Roberts commenced employment with the Company on June 21, 2007. Mr. McKinnish ceased to be an executive officer on June 25, 2007, when he retired as President and Chief Executive Officer of the Company. Mr. McKinnish later retired as a member of the Board of Directors on September 28, 2007.

(5)
Mr. Littrell separated from employment with the Company effective February 29, 2008.

        Grants of Plan-Based Awards Table—This table presents the restricted stock and stock options awarded to the named executives during 2007. All awards were made under the Carlisle Companies Incorporated Executive Incentive Program.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(#)(1)	All Other Option Awards: Number of Securities Underlying Options(#)(2)	Exercise or Base Price of Option Awards($/Sh)	Grant Date Fair Value of Stock and Option Awards

Mr. Roberts	06/21/07	100,000	—	—	$4,725,000

Mr. Roberts	06/21/07	—	200,000	$47.25	$2,658,000

Mr. McKinnish	02/07/07	—	200,000	$41.87	$2,022,000

Mrs. Lowe	02/07/07	2,000	—	—	$83,740

Mrs. Lowe	02/07/07	—	24,000	$41.87	$280,560

Mr. Altmeyer	02/07/07	2,000	—	—	$83,740

Mr. Altmeyer	02/07/07	—	44,000	$41.87	$514,360

Mr. Popielec	02/07/07	2,000	—	—	$83,740

Mr. Popielec	02/07/07	—	32,000	$41.87	$374,080

Mr. Littrell	02/07/07	2,000	—	—	$83,740

Mr. Littrell	02/07/07	—	30,000	$41.87	$350,700

(1)
The Shares subject to the stock award to Mr. Roberts become vested in 20,000 Share installments on each of the first five anniversaries of the grant date, or if earlier, upon a change in control of the Company or the date the Company terminates Mr. Roberts' employment other than for gross or willful misconduct or Mr. Roberts terminates employment due to death, disability or retirement or for good reason, as defined in his employment agreement with the Company.

Shares subject to the stock awards to the named executives other than Mr. Roberts become vested on the third anniversary of the grant date, or if earlier, upon a change in control of the Company or the date the executive officer terminates employment due to death, disability or retirement.

The named executives receive all dividends paid with respect to the restricted Shares during the vesting period.

(2)
The options awarded to Mr. Roberts become vested and exercisable in three equal annual installments beginning with the date of grant, or if earlier, upon a change in control of the Company or the date the Company terminates Mr. Roberts' employment other than for gross or willful misconduct or Mr. Roberts terminates employment due to death, disability or retirement or for good reason, as defined in his employment agreement with the Company. Mr. Roberts' options expire ten years following the date of grant or, if earlier, 90 days from the date Mr. Roberts terminates employment unless such termination is due to his death, disability, retirement, resignation for good reason or involuntary termination by the Company for other than gross or willful misconduct in which case the options will expire ten years following the date of grant.

The options award to the named executives other than Mr. Roberts become vested and exercisable in three equal annual installments beginning with the date of grant, or if earlier, upon a change in control of the Company or the date the executive officer terminates employment due to death, disability or retirement. The options expire ten years following the date of grant or, if earlier, one year from the date the executive officer terminates employment due to death, disability, retirement or a change in control of the Company or 90 days from the date the executive officer terminates employment for any other reason.

        Outstanding Equity Awards at Fiscal Year-End Table—This table presents information about unvested stock and option awards held by the named executives on December 31, 2007.

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

Mr. Roberts	66,667	133,333	(2)		$47.25	06/20/17	100,000	(5)	$3,703,000

Mr. McKinnish	66,667 93,334 140,000 100,000	133,333 46,666	(3) (4)	$ $ $ $	41.87 34.43 32.09 28.535	02/06/17 02/07/16 02/01/15 02/04/14	20,000	(6)	$740,600

Mrs. Lowe	8,000 13,333 16,000 20,000 4,000 4,000 2,000	16,000 6,667	(3) (4)	$ $ $ $ $ $ $	41.87 34.43 32.09 29.775 28.535 20.03 18.285	02/06/17 02/07/16 02/01/15 05/04/14 02/04/14 02/05/13 02/20/12	6,000	(7)	$222,180

Mr. Altmeyer	14,667 26,666 30,000 20,000 24,000 12,000 12,000 12,000 16,000	29,333 13,334	(3) (4)	$ $ $ $ $ $ $ $ $	41.87 34.43 32.09 28.535 20.03 21.695 18.285 17.88 20.075	02/06/17 02/07/16 02/01/15 02/04/14 02/05/13 08/01/12 02/20/12 08/01/11 02/06/11	6,000	(7)	$222,180

Mr. Popielec	10,667 5,334 150,000	21,333 2,666	(3) (4)	$ $ $	41.87 34.43 31.975	02/06/17 02/07/16 09/06/15	11,000	(8)	$407,330

Mr. Littrell	10,000 16,000	20,000 8,000	(3) (4)	$ $	41.87 34.43	02/06/17 02/07/16	6,000	(7)	$222,180

(1)
Based on the closing market value of the Shares on December 31, 2007 of $37.03.

(2)
Stock Options vest at the rate of 33 1/3% per year with vesting dates of 06/21/07, 06/21/08 and 06/21/09.

(3)
Stock Options vest at the rate of 33 1/3% per year with vesting dates of 02/07/07, 02/07/08 and 02/07/09.

(4)
Stock options vest at the rate of 33 1/3% per year with vesting dates of 02/08/06, 02/08/07 and 02/08/08.

(5)
Restricted Shares vesting as follows: 20,000 on 06/21/08 and each June 21 thereafter through 06/21/12.

(6)
Restricted Shares vesting as follows: 20,000 on 01/01/08.

(7)
Restricted Shares vesting as follows: 2,000 on 01/01/08, 2,000 on 01/01/09 and 2,000 on 01/01/10.

(8)
Restricted Shares vesting as follows: 4,000 on 09/07/08, 1,000 on 01/01/09, 4,000 on 09/07/09 and 2,000 on 01/01/10.

        Option Exercises and Stock Vested Table—This table presents information about stock options exercised by the named executives and the number and value of stock awards that became vested in the named executives during 2007.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Mr. Roberts	0	$0	0	$0

Mr. McKinnish	107,000	$4,399,062	0	$0

Mrs. Lowe	0	$0	3,000	$117,750

Mr. Altmeyer	24,000	$1,238,317	3,500	$137,375

Mr. Popielec	0	$0	4,000	$189,080

Mr. Littrell	40,000	$783,892	3,500	$137,375

(1)
Value realized equals the fair market value of the Shares on the date of exercise less the exercise price.

(2)
Value realized equals the fair market value of the Shares on the date the restriction lapsed and the Shares became vested.

        Pension Benefits Table—This table provides the actuarial present value of each named executive's accumulated benefit under the Company's Retirement and Supplemental Pension Plans.

        The Retirement Plan provides benefits under a cash benefit accrual formula that was added to the plan in 1997. Under the formula, participants accumulate a cash balance benefit based upon a percentage of compensation allocation made annually to the participants' cash balance accounts. The allocation percentage ranges from 2% to 7% of total base salary and annual bonus (including amounts deferred under the Savings Plan and Section 125 of the Code) depending on each participant's years of service. The cash balance account is further credited with interest annually. The interest credit is based on the One Year Treasury Constant Maturities as published in the Federal Reserve Statistical Release over the one year period ending on the December 31st immediately preceding the applicable plan year. The interest rate for the plan year ending December 31, 2007 was 5.94%. The Retirement Plan was frozen to new participants effective December 31, 2004. No employees hired on or after January 1, 2005 are eligible to participate in the Plan.

        The Company amended the Retirement Plan to add the cash balance benefit formula effective as of January 1, 1997. The Company included a benefit transition provision in the amendment under which participants who had attained age 45 at the time of the amendment could continue to accrue retirement benefits under the Retirement Plan's pre-amendment final average pay benefit formula for up to ten years. Mr. McKinnish was the only named executive who was eligible to benefit under the transition provision, and he did not accrue any further benefit under the transition provision after December 31, 2006.

        The benefits under the Supplemental Pension Plan are equal to the difference between the benefits that would have been payable under the Retirement Plan without regard to the compensation limitation imposed by the Code or the limitation on participation in the Retirement Plan that became effective on January 1, 2005 and the actual benefits payable under the Retirement Plan as so limited.

        Benefits under the Retirement Plan are payable as a monthly annuity or in a lump sum payment. Vested benefits under the Supplement Pension Plan are payable only in the form of a monthly annuity. The benefits under the Retirement Plan become vested after the executive completes 5 years of vesting service, or if earlier, the date the executive terminates employment due to death or disability. The benefits under the Supplemental Plan become vested after the executive completes ten years of vesting service and retires at or after age 55, or if earlier, the date the executive terminates employment due to death or disability.

        The Company's employment agreement with Mr. Roberts provides that Mr. Roberts will receive a monthly benefit under the Supplemental Pension Plan of $25,703, expressed as a life annuity commencing on January 1, 2013. The benefit vests at the rate of 20% per year commencing June 21, 2008, or if earlier, the date the Company terminates Mr. Roberts' employment other than for gross or willful misconduct or Mr. Roberts terminates employment due to death, disability or retirement or for good reason, as defined in his employment agreement with the Company. The benefit will be actuarially adjusted if it is paid in any form other than a life annuity or the benefit commencement date is before or after January 1, 2013.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

Mr. Roberts	Retirement Plan for Employees of Carlisle Corporation	.58	$0	$0
	Carlisle Corporation Supplemental Pension Plan	..58	$2,362,903	$0

Mr. McKinnish	Retirement Plan for Employees of Carlisle Corporation	31.92	$652,648	$27,188
	Carlisle Corporation Supplemental Pension Plan	31.92	$4,720,566	$0

Mrs. Lowe	Retirement Plan for Employees of Carlisle Corporation	5.00	$23,969	$0
	Carlisle Corporation Supplemental Pension Plan	5.00	$21,677	$0

Mr. Altmeyer	Retirement Plan for Employees of Carlisle Corporation	17.58	$115,250	$0
	Carlisle Corporation Supplemental Pension Plan	17.58	$182,373	$0

Mr. Popielec	Retirement Plan for Employees of Carlisle Corporation	1.33	$0	$0
	Carlisle Corporation Supplemental Pension Plan	1.33	$18,126	$0

Mr. Littrell	Retirement Plan for Employees of Carlisle Corporation	10.83	$71,685	$0
	Carlisle Corporation Supplemental Pension Plan	10.83	$85,926	$0

(1)
The amounts presented in this column represent the number of actual years the named executive has been a participant in each plan. None of the named executives have been given credit under the plans for years of service in addition to their actual years of service presented in the table. Messrs. Roberts and Popielec commenced employment after December 31, 2004 and are not eligible to participate in the Retirement Plan for Employees of Carlisle Corporation.

(2)
Note 14 to the Company's consolidated financial statements included in the 2007 Annual Report on Form 10-K includes the valuation assumptions and other information relating to the Retirement Plan and Supplemental Pension Plan.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

CARLISLE COMPANIES INCORPORATED COMPENSATION COMMITTEE
Eriberto R. Scocimara, Chairman Robin S. Callahan Peter L.A. Jamieson Peter F. Krogh

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors of the Company is comprised of five non-employee directors. The Board has made a determination that the members of the Audit Committee satisfy the requirements of the New York Stock Exchange as to independence, financial literacy and experience. The responsibilities of the Audit Committee are set forth in the Charter of the Audit Committee, which was amended and restated on September 3, 2003, and which is reviewed annually by the Committee. The Committee has the sole authority to appoint and terminate the engagement of the independent auditors of the Company and its subsidiaries. The Committee also reviews the arrangements for and the results of the auditors' examination of the Company's books and records, internal accounting control procedures, the activities and recommendations of the Company's internal auditors, and the Company's accounting policies, control systems and compliance activities. The Board has determined that Anthony W. Ruggiero, the Chairman of the Audit Committee, is an "audit committee financial expert" as defined by the rules of the Securities and Exchange Commission. Below is a report on the Committee's activities relating to fiscal year 2007.

Review of Audited Financial Statements with Management

        The Audit Committee reviewed and discussed the audited financial statements with the management of the Company.

Review of Financial Statements and Other Matters with Independent Accountant

        The Audit Committee discussed with the Company's independent registered public accounting firm the audited financial statements and the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as may be modified or supplemented. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountants the independence of the Company's independent registered public accounting firm. In concluding that such firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by such firm were compatible with its independence. See "Selection of Independent Registered Public Accounting Firm" beginning on page 34.

Recommendation that Financial Statements be Included in Annual Report

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

CARLISLE COMPANIES INCORPORATED AUDIT COMMITTEE
Anthony W. Ruggiero, Chairman Donald G. Calder Robin S. Callahan Peter L.A. Jamieson Lawrence A. Sala

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has engaged Ernst & Young LLP ("EY") as the Company's independent registered public accounting firm to audit the Company's financial statements and the effectiveness of the Company's internal controls over financial reporting. EY's engagement commenced on May 17, 2005, and EY has served as the Company's auditors for the years-ended December 31, 2005, 2006 and 2007.

        One or more representatives of EY are expected to be present at the Annual Meeting and will be given an opportunity to make a statement, if they so desire, and to respond to appropriate questions of shareholders in attendance.

        All services provided, or to be provided, by the Company's independent public accountants are subject to a pre-approval requirement of the Audit Committee. The Audit Committee has delegated to Mr. Ruggiero, the Chairman of the Audit Committee, pre-approval authority with respect to certain permissible non-audit services. Mr. Ruggiero's pre-approval authority was limited, in the aggregate, to engagements costing no more than $200,000.

        The aggregate fees and reimbursable expenses for professional services provided by EY that were billed to the Company for the years ended December 31, 2007 and 2006.

	2007	2006
Audit Fees	$3,002,564	$2,604,127
Audit Related Fees	$0	$284,321
Tax Fees	$32,500	$0
All Other Fees	$0	$0

SHAREHOLDER PROPOSALS FOR PRESENTATION
AT THE 2009 ANNUAL MEETING

        If a shareholder of the Company wishes to present a proposal for consideration for inclusion in the Proxy Statement for the 2009 Annual Meeting, the proposal must be sent by certified mail-return receipt requested and must be received at the executive offices of the Company, 13925 Ballantyne Corporate Place, Suite 400, Charlotte, North Carolina 28277, Attn: Secretary, no later than November 11, 2008. All proposals must conform to the rules and regulations of the Securities and Exchange Commission. The Securities and Exchange Commission has amended Rule 14a-4, which governs the use by the Company of discretionary voting authority with respect to other shareholder proposals. Securities and Exchange Commission Rule 14a-4(c)(1) provides that, if the proponent of a shareholder proposal fails to notify the Company at least forty-five (45) days prior to the month and day of mailing the prior year's proxy statement, the proxies of the Company's management would be permitted to use their discretionary authority at the Company's next annual meeting of shareholders if the proposal were raised at the meeting without any discussion of the matter in the proxy statement. For purposes of the Company's 2009 Annual Meeting of Shareholders, the deadline is January 26, 2009.

VOTING BY PROXY AND CONFIRMATION OF BENEFICIAL OWNERSHIP

        To ensure that your Shares will be represented at the Annual Meeting, please complete, sign, and return the enclosed Proxy in the envelope provided for that purpose whether or not you expect to attend. Shares represented by a valid proxy will be voted as specified.

        Any shareholder may revoke a proxy by a later-dated proxy or by giving notice of revocation to the Company in writing (addressed to the Company at 13925 Ballantyne Corporate Place, Suite 400, Charlotte, North Carolina 28277 Attention: Secretary) or by attending the Annual Meeting and voting in person.

        The number of votes that each shareholder will be entitled to cast at the Annual Meeting will depend on when the Shares were acquired and whether or not there has been a change in beneficial ownership since the date of acquisition, with respect to each of such holder's Shares.

        Shareholders whose Shares are held by brokers or banks or in nominee name are requested to confirm to the Company how many of the Shares they own as of February 25, 2008 were beneficially owned before February 25, 2004, entitling such shareholder to five votes per Share, and how many were acquired after February 24, 2004, entitling such shareholder to one vote per Share. If no confirmation of beneficial ownership is received from a shareholder prior to the Annual Meeting, it will be deemed by the Company that beneficial ownership of all such Shares was effected after February 24, 2004, and the shareholder will be entitled to one vote for each Share. If a shareholder provides incorrect information, he or she may provide correct information at any time prior to the voting of his or her Shares at the Annual Meeting.

        Proxy Cards are being furnished to shareholders of record on February 25, 2008 whose Shares on the records of the Company show the following:

          (i)    that such shareholder had beneficial ownership of such Shares before February 25, 2004, and there has been no change since that date, thus entitling such shareholder to five votes for each Share; or

          (ii)   that beneficial ownership of such Shares was effected after February 24, 2004, thus entitling such shareholder to one vote for each Share; or

          (iii)  that the dates on which beneficial ownership of such Shares were effected are such that such shareholder is entitled to five votes for some Shares and one vote for other Shares.

        Printed on the Proxy Card for each individual shareholder of record is the number of Shares for which he or she is entitled to cast five votes each and/or one vote each, as the case may be, as shown on the records of the Company.

        Shareholders of record are urged to review the number of Shares shown on their Proxy Cards in the five-vote and one-vote categories. If the number of Shares shown in a voting category is believed to be incorrect, the shareholder should notify the Company in writing of that fact and either enclose the notice along with the Proxy Card in the postage-paid, return envelope, or mail the notice directly to the Company at the address indicated above. The shareholder should identify the Shares improperly classified for voting purposes and provide information as to the date beneficial ownership was acquired. Any notification of improper classification of votes must be made at least three (3) business days prior to the Annual Meeting or the shareholder will be entitled at the Annual Meeting to the number of votes indicated on the records of the Company.

        In certain cases record ownership may change but beneficial ownership for voting purposes does not change. The Restated Certificate of Incorporation of the Company states the exceptions where beneficial ownership is deemed not to have changed upon the transfer of Shares. Shareholders should consult the pertinent provision of the Restated Certificate of Incorporation attached as Exhibit A to this Proxy Statement for those exceptions.

        By resolution duly adopted by the Board of Directors of the Company pursuant to subparagraph B(v) of Article Fourth of the Restated Certificate of Incorporation, the following procedures have been adopted for use in determining the number of votes to which a shareholder is entitled.

          (i)    The Company may accept the written and signed statement of a shareholder to the effect that no change in beneficial ownership has occurred during the four years immediately preceding the date on which a determination is made of the shareholders of the Company who are entitled to vote or take any other action. Such statement may be abbreviated to state only the number of Shares as to which such shareholder is entitled to exercise five votes or one vote.

          (ii)   In the event the Vice President, Treasurer of the Company, in his or her sole discretion, taking into account the standards set forth in the Company's Restated Certificate of Incorporation, deems any such statement to be inadequate or for any reason deems it in the best interest of the Company to require further evidence of the absence of change of beneficial ownership during the four-year period preceding the record date, he or she may require such additional evidence and, until it is provided in form and substance satisfactory to him or her, a change in beneficial ownership during such period shall be deemed to have taken place.

          (iii)  Information supplementing that contemplated by paragraph (i) and additional evidence contemplated by paragraph (ii) may be provided by a shareholder at any time but must be furnished at least three business days prior to any meeting of shareholders at which such Shares are to be voted for any change to be effective at such meeting.

VOTING PROCEDURES

        The presence, in person or by proxy, of the owners of a majority of the votes entitled to be cast is necessary for a quorum at the Annual Meeting.

        All Shares in the Company's Employee Incentive Savings Plan that have been allocated to the account of a participant for which the Trustee receives voting instructions will be voted in accordance with those instructions and all such Shares for which the Trustee does not receive voting instructions will not be voted.

OTHER MATTERS

        As of the date of this Proxy Statement, the Board of Directors of the Company knows of no other business which will be or is intended to be presented at the Annual Meeting. Should any further business come before the Annual Meeting or any adjourned meeting, it is the intention of the proxies named in the enclosed Proxy to vote according to their best judgment.

                      By Order of the Board of Directors
                      Steven J. Ford,
                      Secretary

Dated: February 29, 2008

EXHIBIT A

Subparagraph B of Article Fourth of the Restated Certificate
of Incorporation of Carlisle Companies Incorporated

        (I)   EACH OUTSTANDING SHARE OF COMMON STOCK SHALL ENTITLE THE HOLDER THEREOF TO FIVE (5) VOTES ON EACH MATTER PROPERLY SUBMITTED TO THE SHAREHOLDERS OF THE CORPORATION FOR THEIR VOTE, WAIVER, RELEASE OR OTHER ACTION: EXCEPT THAT NO HOLDER OF OUTSTANDING SHARES OF COMMON STOCK SHALL BE ENTITLED TO EXERCISE MORE THAN ONE (1) VOTE ON ANY SUCH MATTER IN RESPECT OF ANY SHARE OF COMMON STOCK WITH RESPECT TO WHICH THERE HAS BEEN A CHANGE IN BENEFICIAL OWNERSHIP DURING THE FOUR (4) YEARS IMMEDIATELY PRECEDING THE DATE ON WHICH A DETERMINATION IS MADE OF THE SHAREHOLDERS OF THE CORPORATION WHO ARE ENTITLED TO VOTE OR TO TAKE ANY OTHER ACTION.

        (II)  A CHANGE IN BENEFICIAL OWNERSHIP OF ANY OUTSTANDING SHARE OF COMMON STOCK SHALL BE DEEMED TO HAVE OCCURRED WHENEVER A CHANGE OCCURS IN ANY PERSON OR PERSONS WHO, DIRECTLY OR INDIRECTLY, THROUGH ANY CONTRACT, AGREEMENT, ARRANGEMENT, UNDERSTANDING, RELATIONSHIP OR OTHERWISE HAS OR SHARES ANY OF THE FOLLOWING:

          (A)  VOTING POWER, WHICH INCLUDES, WITHOUT LIMITATION, THE POWER TO VOTE OR TO DIRECT THE VOTING POWER OF SUCH SHARE OF COMMON STOCK.

          (B)  INVESTMENT POWER, WHICH INCLUDES, WITHOUT LIMITATION, THE POWER TO DIRECT THE SALE OR OTHER DISPOSITION OF SUCH SHARE OF COMMON STOCK.

          (C)  THE RIGHT TO RECEIVE OR TO RETAIN THE PROCEEDS OF ANY SALE OR OTHER DISPOSITION OF SUCH SHARE OF COMMON STOCK.

          (D)  THE RIGHT TO RECEIVE OR TO RETAIN ANY DISTRIBUTIONS, INCLUDING, WITHOUT LIMITATION, CASH DIVIDENDS, IN RESPECT OF SUCH SHARE OF COMMON STOCK.

        (III)  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING SECTION (II) OF THIS SUBPARAGRAPH B, THE FOLLOWING EVENTS OR CONDITIONS SHALL BE DEEMED TO INVOLVE A CHANGE IN BENEFICIAL OWNERSHIP OF A SHARE OF COMMON STOCK.

          (A)  IN THE ABSENCE OF PROOF TO THE CONTRARY PROVIDED IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN SECTION (V) OF THIS SUBPARAGRAPH B, A CHANGE IN BENEFICIAL OWNERSHIP SHALL BE DEEMED TO HAVE OCCURRED WHENEVER AN OUTSTANDING SHARE OF COMMON STOCK IS TRANSFERRED OF RECORD INTO THE NAME OF ANY OTHER PERSON.

          (B)  IN THE CASE OF AN OUTSTANDING SHARE OF COMMON STOCK HELD OF RECORD IN THE NAME OF A CORPORATION, GENERAL PARTNERSHIP, LIMITED PARTNERSHIP, VOTING TRUSTEE, BANK, TRUST COMPANY, BROKER, NOMINEE OR CLEARING AGENCY, IF IT HAS NOT BEEN ESTABLISHED PURSUANT TO THE PROCEDURES SET FORTH IN SECTION (V) OF THIS SUBPARAGRAPH B THAT THERE HAS BEEN NO CHANGE IN THE PERSON OR PERSONS WHO OR THAT DIRECT THE EXERCISE OF THE RIGHTS REFERRED TO IN CLAUSES (II) (A) THROUGH (II) (D), INCLUSIVE, OF THIS SUBPARAGRAPH B WITH RESPECT TO SUCH OUTSTANDING SHARE OF COMMON STOCK DURING THE PERIOD OF FOUR (4) YEARS IMMEDIATELY PRECEDING THE DATE ON WHICH A DETERMINATION IS MADE OF

  THE SHAREHOLDERS OF THE CORPORATION ENTITLED TO VOTE OR TO TAKE ANY OTHER ACTION (OR SINCE MAY 30, 1986 FOR ANY PERIOD ENDING ON OR BEFORE MAY 30, 1990), THEN A CHANGE IN BENEFICIAL OWNERSHIP OF SUCH SHARE OF COMMON STOCK SHALL BE DEEMED TO HAVE OCCURRED DURING SUCH PERIOD.

          (C)  IN THE CASE OF AN OUTSTANDING SHARE OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANY PERSON AS A TRUSTEE, AGENT, GUARDIAN OR CUSTODIAN UNDER THE UNIFORM GIFTS TO MINORS ACT AS IN EFFECT IN ANY JURISDICTION, A CHANGE IN BENEFICIAL OWNERSHIP SHALL BE DEEMED TO HAVE OCCURRED WHENEVER THERE IS A CHANGE IN THE BENEFICIARY OF SUCH TRUST, THE PRINCIPAL OF SUCH AGENT, THE WARD OF SUCH GUARDIAN, THE MINOR FOR WHOM SUCH CUSTODIAN IS ACTING OR IN SUCH TRUSTEE, AGENT, GUARDIAN OR CUSTODIAN.

          (D)  IN THE CASE OF OUTSTANDING SHARES OF COMMON STOCK BENEFICIALLY OWNED BY A PERSON OR GROUP OF PERSONS WHO, AFTER ACQUIRING, DIRECTLY OR INDIRECTLY, THE BENEFICIAL OWNERSHIP OF FIVE PERCENT (5%) OF THE OUTSTANDING SHARES OF COMMON STOCK, FAILS TO NOTIFY THE CORPORATION OF SUCH OWNERSHIP WITHIN TEN (10) DAYS AFTER SUCH ACQUISITION, A CHANGE IN BENEFICIAL OWNERSHIP OF SUCH SHARES OF COMMON STOCK SHALL BE DEEMED TO OCCUR ON EACH DAY WHILE SUCH FAILURE CONTINUES.

        (IV) NOTWITHSTANDING ANY OTHER PROVISION IN THIS SUBPARAGRAPH B TO THE CONTRARY, NO CHANGE IN BENEFICIAL OWNERSHIP OF AN OUTSTANDING SHARE OF COMMON STOCK SHALL BE DEEMED TO HAVE OCCURRED SOLELY AS A RESULT OF:

          (A)  ANY EVENT THAT OCCURRED PRIOR TO MAY 30, 1986 OR PURSUANT TO THE TERMS OF ANY CONTRACT (OTHER THAN A CONTRACT FOR THE PURCHASE AND SALE OF SHARES OF COMMON STOCK CONTEMPLATING PROMPT SETTLEMENT), INCLUDING CONTRACTS PROVIDING FOR OPTIONS, RIGHTS OF FIRST REFUSAL, AND SIMILAR ARRANGEMENTS, IN EXISTENCE ON MAY 30, 1986 AND TO WHICH ANY HOLDER OF SHARES OF COMMON STOCK IS A PARTY; PROVIDED, HOWEVER, THAT ANY EXERCISE BY AN OFFICER OR EMPLOYEE OF THE CORPORATION OR ANY SUBSIDIARY OF THE CORPORATION OF AN OPTION TO PURCHASE COMMON STOCK AFTER MAY 30, 1986 SHALL, NOTWITHSTANDING THE FOREGOING AND CLAUSE (IV) (F) HEREOF, BE DEEMED A CHANGE IN BENEFICIAL OWNERSHIP IRRESPECTIVE OF WHEN THAT OPTION WAS GRANTED TO SAID OFFICER OR EMPLOYEE.

          (B)  ANY TRANSFER OF ANY INTEREST IN AN OUTSTANDING SHARE OF COMMON STOCK PURSUANT TO A BEQUEST OR INHERITANCE, BY OPERATION OF LAW UPON THE DEATH OF ANY INDIVIDUAL, OR BY ANY OTHER TRANSFER WITHOUT VALUABLE CONSIDERATION, INCLUDING, WITHOUT LIMITATION, A GIFT THAT IS MADE IN GOOD FAITH AND NOT FOR THE PURPOSE OF CIRCUMVENTING THE PROVISION OF THIS ARTICLE FOURTH.

          (C)  ANY CHANGES IN THE BENEFICIARY OF ANY TRUST, OR ANY DISTRIBUTION OF AN OUTSTANDING SHARE OF COMMON STOCK FROM TRUST, BY REASON OF THE BIRTH, DEATH, MARRIAGE OR DIVORCE OF ANY NATURAL PERSON, THE ADOPTION OF ANY NATURAL PERSON PRIOR TO AGE EIGHTEEN (18) OR THE PASSAGE OF A GIVEN PERIOD OF TIME OR THE ATTAINMENT BY ANY

  NATURAL PERSON OF A SPECIFIC AGE, OR THE CREATION OR TERMINATION OF ANY GUARDIANSHIP OR CUSTODIAL ARRANGEMENT.

          (D)  ANY APPOINTMENT OF A SUCCESSOR TRUSTEE, AGENT, GUARDIAN OR CUSTODIAN WITH RESPECT TO AN OUTSTANDING SHARE OF COMMON STOCK IF NEITHER SUCH SUCCESSOR HAS NOR ITS PREDECESSOR HAD THE POWER TO VOTE OR TO DISPOSE OF SUCH SHARE OF COMMON STOCK WITHOUT FURTHER INSTRUCTIONS FROM OTHERS.

          (E)  ANY CHANGE IN THE PERSON TO WHOM DIVIDENDS OR OTHER DISTRIBUTIONS IN RESPECT OF AN OUTSTANDING SHARE OF COMMON STOCK ARE TO BE PAID PURSUANT TO THE ISSUANCE OR MODIFICATION OF A REVOCABLE DIVIDEND PAYMENT ORDER.

          (F)  ANY ISSUANCE OF A SHARE OF COMMON STOCK BY THE CORPORATION OR ANY TRANSFER BY THE CORPORATION OF A SHARE OF COMMON STOCK HELD IN TREASURY, UNLESS OTHERWISE DETERMINED BY THE BOARD OF DIRECTORS AT THE TIME OF AUTHORIZING SUCH ISSUANCE OR TRANSFER.

          (G)  ANY GIVING OF A PROXY IN CONNECTION WITH A SOLICITATION OF PROXIES SUBJECT TO THE PROVISIONS OF SECTION 14 OF THE SECURITIES EXCHANGE ACT OF 1934 AND THE RULES AND REGULATIONS THEREUNDER PROMULGATED.

          (H)  ANY TRANSFER, WHETHER OR NOT WITH CONSIDERATION, AMONG INDIVIDUALS RELATED OR FORMERLY RELATED BY BLOOD, MARRIAGE OR ADOPTION ("RELATIVES") OR BETWEEN A RELATIVE AND ANY PERSON (AS DEFINED IN ARTICLE SEVENTH) CONTROLLED BY ONE OR MORE RELATIVES WHERE THE PRINCIPAL PURPOSE FOR THE TRANSFER IS TO FURTHER THE ESTATE TAX PLANNING OBJECTIVES OF THE TRANSFEROR OR OF RELATIVES OF THE TRANSFEROR.

          (I)   ANY APPOINTMENT OF A SUCCESSOR TRUSTEE AS A RESULT OF THE DEATH OF THE PREDECESSOR TRUSTEE (WHICH PREDECESSOR TRUSTEE SHALL HAVE BEEN A NATURAL PERSON).

          (J)   ANY APPOINTMENT OF A SUCCESSOR TRUSTEE WHO OR WHICH WAS SPECIFICALLY NAMED IN A TRUST INSTRUMENT PRIOR TO MAY 30, 1986.

          (K)  ANY APPOINTMENT OF A SUCCESSOR TRUSTEE AS A RESULT OF THE RESIGNATION, REMOVAL OR FAILURE TO QUALIFY OF A PREDECESSOR TRUSTEE OR AS A RESULT OF MANDATORY RETIREMENT PURSUANT TO THE EXPRESS TERMS OF A TRUST INSTRUMENT: PROVIDED, THAT LESS THAN FIFTY PERCENT (50%) OF THE TRUSTEES ADMINISTERING ANY SINGLE TRUST WILL HAVE CHANGED (INCLUDING IN SUCH PERCENTAGE THE APPOINTMENT OF THE SUCCESSOR TRUSTEE) DURING THE FOUR (4) YEAR PERIOD PRECEDING THE APPOINTMENT OF SUCH SUCCESSOR TRUSTEE.

        (V)  FOR PURPOSES OF THIS SUBPARAGRAPH B, ALL DETERMINATIONS CONCERNING CHANGE IN BENEFICIAL OWNERSHIP, OR THE ABSENCE OF ANY SUCH CHANGE, SHALL BE MADE BY THE BOARD OF DIRECTORS OF THE CORPORATION OR, AT ANY TIME WHEN THE CORPORATION EMPLOYS A TRANSFER AGENT WITH RESPECT TO THE SHARES OF COMMON STOCK, AT THE CORPORATION'S REQUEST, BY SUCH TRANSFER AGENT ON THE CORPORATION'S BEHALF. WRITTEN PROCEDURES DESIGNED TO FACILITATE SUCH DETERMINATION SHALL BE ESTABLISHED AND MAY

BE AMENDED FROM TIME TO TIME, BY THE BOARD OF DIRECTORS. SUCH PROCEDURES SHALL PROVIDE, AMONG OTHER THINGS, THE MANNER OF PROOF OF FACTS THAT WILL BE ACCEPTED AND THE FREQUENCY WITH WHICH SUCH PROOF MAY BE REQUIRED TO BE RENEWED. THE CORPORATION AND ANY TRANSFER AGENT SHALL BE ENTITLED TO RELY ON ANY AND ALL INFORMATION CONCERNING BENEFICIAL OWNERSHIP OF THE OUTSTANDING SHARES OF COMMON STOCK COMING TO THEIR ATTENTION FROM ANY SOURCE AND IN ANY MANNER REASONABLY DEEMED BY THEM TO BE RELIABLE, BUT NEITHER THE CORPORATION NOR ANY TRANSFER AGENT SHALL BE CHARGED WITH ANY OTHER KNOWLEDGE CONCERNING THE BENEFICIAL OWNERSHIP OF OUTSTANDING SHARES OF COMMON STOCK.

        (VI)   IN THE EVENT OF ANY STOCK SPLIT OR STOCK DIVIDEND WITH RESPECT TO THE OUTSTANDING SHARES OF COMMON STOCK, EACH SHARE OF COMMON STOCK ACQUIRED BY REASON OF SUCH SPLIT OR DIVIDEND SHALL BE DEEMED TO HAVE BEEN BENEFICIALLY OWNED BY THE SAME PERSON FROM THE SAME DATE AS THAT ON WHICH BENEFICIAL OWNERSHIP OF THE OUTSTANDING SHARE OR SHARES OF COMMON STOCK, WITH RESPECT TO WHICH SUCH SHARE OF COMMON STOCK WAS DISTRIBUTED, WAS ACQUIRED.

        (VII)  EACH OUTSTANDING SHARE OF COMMON STOCK, WHETHER AT ANY PARTICULAR TIME THE HOLDER THEREOF IS ENTITLED TO EXERCISE FIVE (5) VOTES OR ONE (1) VOTE, SHALL BE IDENTICAL TO ALL OTHER SHARES OF COMMON STOCK IN ALL RESPECTS, AND TOGETHER THE OUTSTANDING SHARES OF COMMON STOCK SHALL CONSTITUTE A SINGLE CLASS OF SHARES OF THE CORPORATION.

Unless otherwise specified below, this Proxy will be voted FOR the election as Directors of the nominees listed below.

CARLISLE COMPANIES INCORPORATED

THIS PROXY FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS

IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

At the Annual Meeting of Shareholders of Carlisle Companies Incorporated to be held on Monday, April 21, 2008 at 12:00 Noon at the offices of the Company, 13925 Ballantyne Corporate Place, Suite 400, Charlotte, North Carolina and all adjournments thereof, David A. Roberts and Steven J. Ford, and each of them, are authorized to represent me and vote my shares on the following:

Item

1.                                      The election of four (4) Directors.  The nominees are:

Robert G. Bohn, Peter L.A. Jamieson, Peter F. Krogh and Anthony W. Ruggiero.

2.                                      Any other matter properly brought before this meeting.

Important notice regarding the availability of proxy materials for the 2008 annual meeting of shareholders of Carlisle Companies Incorporated to be held on April 21, 2008.  This year the Company is making available proxy materials relating to the annual meeting on the Internet.  Please go to http://www.carlisle.com/2008proxymaterials/ to view and obtain the proxy materials on-line.

(INSTRUCTION:  In the table below indicate the number of shares voted FOR or WITHHOLD as to each nominee for Director.)

Shares beneficially owned before February 25,
2004. (Post number of shares,
not number of votes)

	FOR	WITHHOLD

1. Directors

Robert G. Bohn
Peter L.A. Jamieson
Peter F. Krogh
Anthony W. Ruggiero

Shares beneficially owned and acquired
after February 24, 2004 (Post number of shares,
not number of votes)

	FOR	WITHHOLD

1. Directors

Robert G. Bohn
Peter L.A. Jamieson
Peter F. Krogh
Anthony W. Ruggiero

POST ONLY RECORD POSITION:

Dated,	, 2008

Signature of Bank, Broker or Nominee

g:\legal\sford\proxy\2008\omnibus.doc

Time-Phased Voting Instructions

CARLISLE COMPANIES INCORPORATED

Voting Procedures - Beneficial Owners

Common Stock of Carlisle Companies Incorporated

To All Banks, Brokers and Nominees:

Carlisle Companies Incorporated (“Carlisle”) shareholders who were holders of record on February 25, 2008 and who acquired Carlisle Common Stock before February 25, 2004, will be entitled to cast five votes per share at the Annual Meeting to be held on April 21, 2008.  Those holders of record who acquired their shares after February 24, 2004 are, with certain exceptions, entitled to cast one vote per share on the Common Stock they own.

To enable Carlisle to tabulate the voting by beneficial owners of Common Stock held in your name, a special proxy has been devised for use in tabulating the number of shares entitled to five votes each and one vote each.  On this card, the beneficial owner must confirm the numbers of five-vote shares and one-vote shares, respectively, he or she is entitled to vote, and by the same signature, gives instructions as to the voting of those shares.  ALL UNINSTRUCTED SHARES WILL BE VOTED UNDER THE 10-DAY RULE.  ALL SHARES WHERE BENEFICIAL OWNERSHIP IS NOT CONFIRMED, WHETHER INSTRUCTED OR NOT, WILL BE LISTED AS ONE-VOTE SHARES.  THIS IS NOT TO BE REGARDED AS A NON-ROUTINE VOTE MERELY BECAUSE OF THE NATURE OF THE VOTING RIGHTS OF THE COMMON STOCK.  The confirmation of beneficial ownership is as follows:

VOTING CONFIRMATION

Please provide the number of shares beneficially owned for each category as of February 25, 2008.

_____             shares beneficially owned BEFORE February 25, 2004 entitled to five votes each.

_____    shares beneficially owned and acquired AFTER February 24, 2004 entitled to one vote each.

If no confirmation is provided, it will be deemed that beneficial ownership of all shares voted will be entitled to one vote each.

You do not have to tabulate votes.  Only record the number of shares shown on the “Voting Confirmation” Section of the Proxy Card.  If no shares are reported on the Proxy Card, record the shares for tabulation purposes as having been acquired AFTER February 24, 2004.

If you are a broker, do not confirm shares.  Only the beneficial owner confirms shares in each voting category shown on the Proxy Card.

If you are a bank, you may wish to follow your usual procedures and furnish the Proxy Card to the beneficial owner.  The beneficial owner will vote his beneficial ownership including the completion of the information required by the “Voting Confirmation.” The beneficial owner may return the Proxy Card either to you or to Carlisle Companies Incorporated c/o Computershare Investor Services, 7600 South Grant Street,  Burr Ridge, Illinois 60527.

February 29, 2008

g:\legal\sford\proxy\2008\voting.ins.doc

Using a black ink pen, mark your votes with an X as shown in
this example. Please do not write outside the designated areas.     ☒

   Annual Meeting Proxy Card

FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed.

1. Nominees:
	For	Withhold		For	Withhold		For	Withhold
01 - Robert G. Bohn	☐	☐	02 - Peter L.A. Jamieson	☐	☐	03 - Peter F. Krogh	☐	☐

	For	Withhold
04 - Anthony W. Ruggiero	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

  Proxy — Carlisle Companies Incorporated

Meeting Details

Proxy Solicited by The Board of Directors

For The Annual Meeting of Shareholders — April 21, 2008

David A. Roberts and Steven J. Ford, or either of them, each with the power of substitution and revocation, are hereby authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the common shares of the undersigned at the annual meeting of shareholders of CARLISLE COMPANIES INCORPORATED to be held at the Company’s principal office, 13925 Ballantyne Corporate Place, Suite 400, Charlotte, North Carolina, at 12:00 Noon on Monday, April 21, 2008, and at any postponements or adjournments of that meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting.

Important notice regarding the availability of proxy materials for the 2008 annual meeting of shareholders of Carlisle Companies Incorporated to be held on April 21, 2008.  This year the Company is making available proxy materials relating to the annual meeting on the Internet.  Please go to http://www.carlisle.com/2008proxymaterials/ to view and obtain the proxy materials on-line.

YOUR VOTE IS IMPORTANT!  PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued and to be signed on reverse side.)

  Using a black ink pen, mark your votes with an X as shown in

  this example. Please do not write outside the designated areas.    ☒

  Annual Meeting Proxy Card

FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed.

1. Nominees:
	For	Withhold		For	Withhold		For	Withhold
01 - Robert G. Bohn	☐	☐	02 - Peter L.A. Jamieson	☐	☐	03 - Peter F. Krogh	☐	☐

	For	Withhold
04 - Anthony W. Ruggiero	☐	☐

B Voting Confirmation

Please provide the number of shares beneficially owned for each category as of February 25, 2008.

Shares beneficially owned BEFORE February 25, 2004 entitled to five votes each.

Shares beneficially owned AFTER February 24, 2004 entitled to one vote each.
If no confirmation is provided, all shares will be entitled to one vote each.

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

  Proxy — Carlisle Companies Incorporated

Meeting Details

Proxy Solicited by The Board of Directors

For The Annual Meeting of Shareholders — April 21, 2008

David A. Roberts and Steven J. Ford, or either of them, each with the power of substitution and revocation, are hereby authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the common shares of the undersigned at the annual meeting of shareholders of CARLISLE COMPANIES INCORPORATED to be held at the Company’s principal office, 13925 Ballantyne Corporate Place, Suite 400, Charlotte, North Carolina, at 12:00 Noon on Monday, April 21, 2008, and at any postponements or adjournments of that meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting.

Important notice regarding the availability of proxy materials for the 2008 annual meeting of shareholders of Carlisle Companies Incorporated to be held on April 21, 2008.  This year the Company is making available proxy materials relating to the annual meeting on the Internet.  Please go to http://www.carlisle.com/2008proxymaterials/ to view and obtain the proxy materials on-line.

YOUR VOTE IS IMPORTANT!  PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued and to be signed on reverse side.)

QuickLinks

PROXY STATEMENT GENERAL
VOTING SECURITIES
2007 STOCK SPLIT
SECURITY OWNERSHIP
BOARD OF DIRECTORS
Nominees for Election
Directors With Unexpired Terms
Director Compensation Table
COMPENSATION OF EXECUTIVE OFFICERS
REPORT OF THE COMPENSATION COMMITTEE
REPORT OF THE AUDIT COMMITTEE
SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2009 ANNUAL MEETING
VOTING BY PROXY AND CONFIRMATION OF BENEFICIAL OWNERSHIP
VOTING PROCEDURES
OTHER MATTERS
  EXHIBIT A